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THE OUTSIDER:

PERSPECTIVES FROM ALLERGAN’S LARGEST SHAREHOLDER

SPEAKERS: DR. ARI KELLEN, HOWARD SCHILLER,

WILLIAM A. ACKMAN, BILL DOYLE, AND J. MICHAEL PEARSON

(MUSIC)

MODERATOR:

The presentation will begin momentarily. Following the presentation, Bill and Michael will take questions from both live, the audience, and from questions submitted by emailing questions@VPSEvent.com. That email can also be found on the webcast page itself. And at this time, we ask that you silence your electronic devices. (MUSIC)

PG.1

This communication and the presentation today do not constitute an offer to buy or a solicitation of an offer to sell any securities. This communication and the presentation today relate to a proposal which Valeant Pharmaceuticals International Inc. has made for a business combination transaction with Allergan Inc. In furtherance of this proposal and subject to future developments, Valeant and Pershing Square Capital Management L.P. may file one or more registration statements, proxy statements, or other documents with the U.S. Securities and Exchange Commission.

This communication is not a substitute for any proxy statement. The proxy statement, registration statement, prospectus, and other documents filed with the SEC, should be read carefully, in their entirety, if and when they become available, as they will contain important information about the proposed transaction. Any definitive proxy statements will be mailed to stockholders of Allergan or Valeant, as applicable.

PG.2

Investors and security holders will be able to obtain free copies of these documents and other documents filed with the SEC by Valeant and/or Pershing Square through the website maintained by the SEC at www.sec.gov. Information regarding the names and interests in Allergan and Valeant, of Valeant and persons related to Valeant who may be deemed participants in any solicitation of Allergan or Valeant shareholders in respect of a Valeant proposal for a business combination with Allergan is available in the additional definitive proxy-soliciting material in respect of Allergan filed with the SEC by Valeant on April 21, 2014.

Information regarding the names and interests in Allergan and Valeant, of Pershing Square and persons related to Pershing Square who may be deemed participants in any solicitation of Allergan or Valeant shareholders in respect of a Valeant proposal for a business combination with Allergan is available in the additional definitive proxy-soliciting material in respect of Allergan filed with the SEC by Pershing Square.

PG.3

The additional definitive proxy-soliciting material referred to in this paragraph can be obtained, free of charge, from the sources indicated above.

(OFF-MIC CONVERSATION)

MODERATOR:

Our presentation today contains forward-looking information. We would ask that you take a moment to read the forward-looking statements legends at the beginning of our presentation, as it contains important information which is on the screen above. (MUSIC)

Ladies and gentlemen, please excuse us as we are waiting for people to come into the auditorium. The program will begin shortly. (MUSIC)

Ladies and gentlemen, please welcome J. Michael Pearson, chairman and CEO of Valeant. (APPLAUSE)

PG.4

J. MICHAEL PEARSON:

Welcome to our investor presentation, and those of you on the webcast, thank you for listening in. For our shareholders that are here today, I want to reassure you that Valeant still worries about every penny, and this whole production is all being paid for by Bill Ackman. So. (LAUGHTER) this is what it’s like, I guess now I know what it’s like to be in a big pharma company. So this is, (LAUGHTER) this is good. This will never happen again, (LAUGHTER) unless someone else wants to pay.

We posted our presentation on our website at 8:00 a.m. I suspect some of you have had a chance to read it; some of you haven’t. But we’re going to try to get through the presentation materials pretty quickly. We tried to make them pretty comprehensive so later on you could take a look and it gives you all the inputs you need for your models, that type of thing. But I’d rather get to the Q&A piece of this sooner rather than later, because that’ll be the most interesting hopefully for all of you, and certainly for us.

PG.5

In terms of what’s going to happen, I will cover the strategic and financial rationale for this deal. Dr. Ari Kellen, who joined us in January and was a colleague of mine for the last 30 years he was at McKinsey, some of you have had a chance to meet him. He’s going to talk about our the proposed new approach to R&D at Allergan, and with Allergan and Valeant together, because I know that’s going to be a hot topic.

Howard will then come up and sort of go through the transaction wrap-up. Then we’ll turn it over to Pershing, who has prepared their own presentation for why they invested $4 billion and why they’re supporting the transaction, both in the short term and the long term, which is what’s important for me, that in terms of their belief in our company and the combined entity. And then finally, we’ll get to the Q&A.

PG.6

So, going to the presentation, we can skip the forward-looking statements. I think they read them. I guess I’m supposed to do something. Here we go. So why does this make sense? This slide basically summarizes the whole thing, from my standpoint.

First of all, from a therapeutic fit, geographic fit, we become a very, very powerful specialty pharma company with very, very durable assets. We think this will be great for patients and for physicians around the world. And I think it’s going to promise us high single-digit organic growth for the foreseeable future. And if you look at the durability of the assets that we’ll have, I think it’s going to be like no other pharmaceutical company. Very, very limited patent cliff exposure at all.

Upon the combination, if we assume this deal had been done at the beginning of this year, January 1, and we were able to get all the synergies, it would have represented about 25% to 30% cash accretion. And more important is year two and beyond, it’s 15% to 20% cash EPS accretion every year basically for the next ten years.

PG.7

So how are we going to do that? First, we’ve done a fair amount of analysis of Allergan. We know the company quite well. We believe that we can extract $2.7 billion of synergies; 80% of that, we can capture in the first six months. Most of their operations are in the U.S., and it’s a lot easier and it’s a lot cheaper to extract synergies there. We’ll take you through in a little while where that all comes from.

And then that will still allow us to maintain over $300 million a year in R&D spent, which will be focused on the late-stage products, and also line extensions. Ari will take you through our analysis of their R&D spend over the last 16 years, and what we’ve been able to do is dissect what’s been productive and what’s not been productive. It remarkably looks a lot like us, quite frankly. If you take away all the early-stage failures, what they’ve done well is line extensions and new indications, the type of things that we’re quite comfortable spending money on.

PG.8

So Pershing Square is our largest shareholder with a 9.7% stake. They’re going to support the transaction. They will elect for only stock. They’re not going to be treated preferentially. You know, if everyone elects for all stock, they’ll be prorated, just like everyone else, so they get no preferential treatment in this deal.

We’ve delivered a merger agreement. There is no antitrust uncertainty. We’ve actually already begun working with the FTC. We know exactly what we have to do to get this transaction done. We’re already in discussions with other parties for those assets so that will not slow the deal down, and we’ll take all the risk because, in the end of the day, it’s actually not material financially to us.

PG.9

We will be flexible with any and all social issues. Those of you who know us know all we care about is shareholder value. And so in terms of the types of things that some people worry about, we’re flexible. And then we wanted to also update our first quarter performance and full year guidance. Since part of the currency is our stock, we want to reassure Allergan shareholders we’re going to meet or beat in the first quarter, despite a $0.15 hit from foreign exchange so far this year.

And we’re going to raise our guidance to $8.55 to $8.80, as we mentioned when we bought PreCision. And we just want to give you a sense of what the year, so the year’s looking very good. We’re off to a very strong start. And our business continues to perform very, very well.

So the offer, it’s $48.30 approximately, in cash per share, it’ll depend on the final dilution where the final price settles up, at an exchange rate of 0.83. Perhaps most importantly, Allergan ownership - Allergan will own 43% of the new company. This way Allergan shareholders will not only benefit from the premium which, when I checked when I walked in is about 40%, based on where they’re trading now versus the unaffected price, which Mr. Ackman will talk more about.

PG.10

But to the extent that this, as the certainty of this transaction increases, and we get closer and closer to closing this transaction, both sets of shareholders will benefit from that continued appreciation.

The key transaction features: We believe it will significantly, immediate value for shareholders, which I think we are seeing today. We think that will grow over time, especially if you consider that a lot of the price increase in Allergan shares over the last ten days has been aggressive buying by Pershing to get the last 5%.

We think more important is the long-term value that we’re going to create for shareholders. Short term both through the synergies, but there are significant revenue synergies in this deal. We never disclose revenue synergies, but there’s a number of areas which we can talk about. They have some consumer products which we know we can grow a lot quicker because we’re somewhere between the 10th and 15th largest health care consumer company in the U.S.

PG.11

In the emerging markets, we’ll give you some evidence later on that we’re very good at selling branded products, including Botox. So we think there’s real revenue synergies here and additional tax synergies. We’ve come out and said that starting off, we’ll be at a high single-digit tax rate, cash tax rate, for the combined company. And again, those of you who know us know what we’re able to do there.

And we are going to put a dividend in. We’re going to keep, you know, assuming the deal goes through, we’re going to keep the dividend that they have. That’s particularly important for our Canadian shareholders. There’s a lot of Canadian shareholders that need to have a dividend in order to invest in us. So it will not be, it’s not going to be a huge dividend, but it will be a dividend. And again, we have the support of Mr. Ackman.

PG.12

In terms of what it does, these are just the numbers. I’ll skip through it. This is the 25-30% accretion in year one. And that’s based on basically the 2014 close, beginning of the year. Obviously that should increase to the extent it closes; it’s obviously not going to close at the beginning of this year.

In terms of those of you who are modeling this, this is a page, I won’t go through it all. Again, it’s on our website and just talks about some of the key inputs in into models and certainly the models that we have for the deal.

In terms of our balance sheet, we have secured $15.5 billion in committed financing, so there’s no risk there, from Barclays and RBC. We expect an interest rate of the new debt to be 5.5%. That would take our whole basket to about 5.3%. I mentioned the dividend.

PG.13

From a credit profile, our pro forma leverage at the close of the deal will be three times, which is very important in terms of as you look forward and think about our strategy. And the annual free cash flow generation from day one will be in excess of $6 billion, and obviously so we can grow the business and continue to find more synergies and cost savings, we’ll grow significantly from there.

This will give us a huge increased capacity for continued business development. And our tuck-in acquisitions, we’ll continue to do the small ones, but a tuck in acquisition will now be $1 billion or $2 billion opposed to or more. So it will allow us to accelerate our strategy significantly.

In my letter to shareholders this year, in the annual report, which I actually spent a lot of time personally writing, we talked about our Valeant operating principles, and that was the main theme. I won’t go through all these right now, you can read it. You can read it later.

PG.14

But I think the main message is Allergan, in terms of a combination partner sort of fits very much what we have been looking for and what we are looking for both in terms of the durability of the assets and the required IRRs that we need. We are a little different in terms of our approach to R&D, obviously. We are different in terms of our operating model, the decentralization.

But in terms of, as you think about the assets that we will be bringing into Valeant, they very much hit the criteria that we’ve been talking about. They reinforce the therapeutic areas that we’re in. And these are all terrific areas, which I’ll get into next.

This will give us six pillars for our company. One will be ophthalmology, one will be dermatology RX, one will be aesthetics medicine, one will be OTC consumer, but health care products, many of which the physician recommends. Neurology, dental, and other both through some of the businesses we have, as well as the other part of the Botox franchise, which is neurology. And then finally, the emerging markets.

PG.15

You can see the size here. More important, if you look to the right, on each of these you can see the growth rates. And all of these are expected to grow far in excess of what overall health care products are growing. So again, if we can just be average, we’ll be above average. And to the extent we can beat these numbers, we’ll be way above average. So we think this is a wonderful set of assets and a wonderful fit.

The next slides just go through each of these segments. In iHealth we’ll be one of two players that actually participate across all the key segments: pharmaceuticals, surgical contact lenses, and OTC. So it will be us and Alcon. And in fact, we’ll be the second-largest company by a significant margin above Johnson & Johnson, and sort of within reach of Alcon, which I think will be a great position, and certainly one that was certainly helped by Bausch and Lomb. And I think through Allergan we can get there, which will really create a real marketing and sales advantage for us.

PG.16

In terms of the pipeline, I’m not going to go through each of these. This is the future health of the business. Ari will talk more about the pipeline. But what is interesting to see, we have a number of launch products this year in this space. And Phase III, I think what you’ll note through this presentation, actually our late-stage pipeline is actually superior to Allergan’s in terms of the number and the potential. We’ll certainly be delighted to add Allergan into the late stage, but I think it speaks to sort of our approach to R&D in the first place.

PG.17

Moving on to dermatology. We’ll have the leading acne portfolio, leading anti-infective and anti-fungal portfolio, strong dermatoses and immune business. We are already the largest dermatology company in the world, prescription dermatology company, and this will further strengthen that. And again, a pretty strong set of launches this year, especially Jublia, which could be a real significant product. And then also a late-stage pipeline for future growth.

In terms of aesthetics, clearly, we’ll be keeping Botox and Juvederm, if we do this, and we’ll need to divest Dysport and Restylane and Perlane, which are great, great products. We’ve done a great job; our team has done an awesome job building that business. I think we grew it 35% last year. It’s growing very nicely this year.

But from a global standpoint we’ve built up a strong aesthetics business, presence in the U.S. and Canada, but we do want to have a franchise that we can have around the world. This will really help us, in terms of Solta and Obagi, if we can get the same leverage that we’re seeing in the U.S. and other parts of the world. It’s another significant revenue upside to this deal. And again, the aesthetics pipeline, both the launches this year and the late stage, will be robust.

PG.18

From an emerging market standpoint, we have about a $2+ billion business, they have about a $1 billion business in terms of the emerging markets. But what’s important to note is ours is mostly branded generics, but branded generics are basically OTCs. They’re sold, they’re brands, they’re recommended by the doctor, you go to the pharmacy to get it, it’s mostly cash pay, and they’re very, very durable. And we think that business is a great business.

Some of the leading brands, you may not recognize them, but if you go to these countries, Antigrippin, which means anti-cold, in Russia is the leading brand. Bisocard is the largest brand generic product in Poland. It’s over $40 million. Bedoyecta in Mexico is the low-cost Viagra.

PG.19

Probiotica is a great brand, nutritional brand in Brazil. And Lacelle is colored lenses in China, and is the leader of that market. So people really like brands, and we’ll continue to provide that business.

But this is the slide I was talking about earlier and, again, I won’t go through it. But actually when I got to Valeant, we were promoting Botox for Allergan in Poland. And we were growing at 60% a year through this emerging market approach. And when it got to a certain size, they wanted it back, you know, probably a good decision by them. But great, great experience. We had the leading market share position. Meanwhile, more recently, we have Dysport in Serbia, and we are the number one sales position, much bigger than Botox. Probably the highest market share, you know, in the world.

So again, I think what we’re just trying to illustrate is that we have great experience selling branded products through our emerging market sales forces. And so that’s why I think the fit will be so nice from the revenue side.

PG.20

In terms of historically, we’ve grown our business about 55% a year. They’ve grown their business in the emerging markets about 11% a year. I suspect we can do more together. Again, we have not built any of this into how we looked at the deal.

Consumer, again, I mentioned we’re in the top 15 in the U.S. with both dermatology brands like CeraVe and ophthalmology brands like Ocuvite. They have Refresh; it’s about a $200 million brand. It stands by itself, and by putting that into our bundle, we think we can grow that a lot quicker. And, again, this is a great, great business. It’s OTC. It’s completely durable.

Finally, dental is the last platform, which this deal doesn’t help specifically, although more and more dentists are involved in aesthetic procedures. And they’re augmenting their business that way. And so it’s another one of our platforms.

PG.21

So we’re going to talk just at the end of this about durable health care products. I’ve used that word before. That is something that we’ve really focused on. And durable health care products are products that have many similar characteristics to the branded consumer.

They’re established brand names, not globally necessarily but local brand names. And health care is a local business. They have a lack of reliance on patents, so they’re either pure OTCs or, like, Bisocard, where you know, up until recently, some part of it was reimbursed.

But physicians are making the recommendations on these products. So our sales force is going out and we do very little advertising of CeraVe in the United States. It’s all physician recommendation. We detail the physicians.

PG.22

It’s now $100 million plus brand, it’s the fastest growing moisturizer in the United States. It’s similar to what we’re now starting to do with some of the Bausch and Lomb products like the solutions business, et cetera. In the United States, if you look at OTC products and you go into a drugstore or mass merchandizer, the margins on healthcare of OTCs are the highest, and that makes sense, and especially things that go on your skin and things that go in your eyes. People are sensitive to what goes on their skin and their eyes and it makes sense, so these are highly profitable businesses. And we include in these durable healthcare products physician dispensed products, where the physician is buying this and reselling it to the patient. We just launched a product called Neotensil, which gets rid of the bags under your eyes it’s, and again we sell it to the physician for $250, they sell it to their patient for $500, and that aligns economics. Same thing with IOLs and injectibles. True consumer products, emerging market brand

PG.23

generics, off-patent brands generic drugs like Virazole, so we view those as the durable products. If you look at our portfolio, 75% of our sales are durable, i.e. they’re not going to go away, they’re not dependent on a patent, it’s true brands. I think it’s the most underappreciated aspect of our business, and again when we looked at Allergan, it turns out we’re actually more durable than they are, but together 75% of our products are durable, so a decade from now we would except all 75% to be, you know, significant contributors to the continued growth of the company. The other angle we looked at is payer mix, and again, Allergan and Valeant are pretty similar in terms of how much is cash pay, private, and reimbursed. Eliminating the exposure to government we believe is a good thing. Governments can take arbitrary decisions to reduce prices. It’s a lot of pressure not only on the U.S. government but around the world, so again if we can go direct to the consumer or private pay. So this combined business will be very very healthy, very very robust. With that, I’m going to turn the podium over to Dr. Ari Kellen, that can talk about R&D and we’ll be back at the end for questions. So thank you very much.

PG.24

ARI KELLEN

Thank you Mike, and good morning. I’m a physician by training. I’ve spent the past 20 years working with many companies across the healthcare space, including large pharma, specialty pharma, biotech and generic. I joined Valeant in January of this year, and was very impressed with the productivity of Valeant’s R&D portfolio, specifically its focus on outputs rather than inputs, and 19 very exciting upcoming launches in the U.S. as well as a pretty compelling late-stage development pipeline. I think Valeant runs an effective and efficient lean operating model in R&D.

PG.25

Next slide. We have a number of exciting launches in the U.S. in dermatology and aesthetics. Neotensil is a topical product to reduce the appearance of undereye bags that we license from Living Proof. Jublia is a topical antifungal for onychomycosis that we took through clinicals and we’re excited for significant success from this product. We hope to hear back from the FDA on June 20th.

Onexton is a combination product for acne that we developed in our labs that has a PDUFA date of November 30th. We also have an exciting number of launches in eye health, consumer, and oral health. Ultra is our new monthly silicone hydrogel lens from Bausch and Lomb that we launched this year.

The early feedback from eye professionals and consumers is very positive, especially related to comfort. It provides a great platform for future launches of Ultra Torics, multifocals, and plus powers and we’re also working on global launch of Ultra. PeroxiClear is our new peroxide-based lens solution.

PG.26

This provides the efficacy of a peroxide in a fast-acting form and is an example of our innovation in the consumer space. So, in total, we expect between $1.2 billion and $2.2 billion in peak revenue from our 19 upcoming U.S. launches. We actually like Allergan’s launch products, especially the lower-risk line extensions, such as Botox for crow’s feet, Dexamethasone for diabetic macular edema. These examples are consistent with our strategy, as Michael said.

We also have an exciting set of late-stage products in development and some of these could be real home runs. Brimonidine is a drug designed to reduce eye redness. And it utilizes a lower dose of the compound used to treat glaucoma. It has fast onset and no rebound. We’re currently doing stability, safety, and P.K. studies. We hope to submit in 2015 and launch in 2016.

PG.27

Latanoprostene bunod is designed to reduce intraocular pressure in patients with open-angle glaucoma and ocular hypertension. Bausch and Lomb licenses this compound from Nicox. It is latanoprost acid and nitric oxide in a single molecule, which acts synergistically when delivered to the eye.

MIM-D3 is a nerve growth factor mimetic. This treats dry eye. It’s partnered with Mimetogen. We have a Phase III study ongoing and we hope to have data later this quarter. When we look at Allergan’s Phase III portfolio, the majority are line extensions and lower-risk programs, which again, are consistent with our strategy.

So some observations that we have as a team on Allergan’s R&D, and the following slides will illustrate these points. We estimate that around 80% of Allergan’s current revenue was sourced externally. And 50% originally sourced prior to 1998. Based on project-by-project estimates, which we calculated working together with third-party external consultants, bringing Allergan’s line extensions and lower-risk development products to market would have cost approximately $2 billion under Valeant’s lean operating model.

PG.28

Over this time, Allergan spent approximately $9.5 billion, including on higher-risk programs. Allergan’s R&D track record includes approximately 35 failures over this time frame. As context, the industry’s track record on R&D productivity has steadily worsened.

This slide lists the major products accounting for Allergan’s 2013 revenue. We note that, despite $9.5 billion of cumulative spend over the past 15 years, 80% of this revenue is from products originally sourced externally. This is not dissimilar to what we see across the pharmaceutical industry, where the majority of revenue from recently launched products were sourced externally through joint ventures, licensing, and acquisition.

PG.29

We like Allergan’s lower-risk line extension type products, many of which are listed on the right. However, we believe that bringing these products to market would have cost approximately $2 billion under Valeant’s operating model. Over this time frame, as I mentioned, Allergan spent approximately $9.5 billion, including on higher-risk programs.

This slide lists the 35 failures that we can count that Allergan has had in Phases II and III, where the costs of failure, the cumulative cost to failing in Phase II and III are significant. Finally, the continued decline in R&D productivity is a well-recognized industry phenomenon.

To quote the Nature article sourced on this slide, the number of new drugs approved per billion U.S. dollars in R&D has halved roughly every nine years since 1950. While many pharmaceutical companies have finally faced into this issue by leveling off the R&D spend in recent years, we note that Allergan has continued to increase its R&D spending.

PG.30

We believe we can drive significant efficiencies in the combined company’s R&D while maintaining the focus and productivity on lower-risk projects and line extensions. I will now turn it over to Howard to tell you more about our commercial model and synergy plans. Thank you. (APPLAUSE)

HOWARD SCHILLER:

Good morning everyone. So I’m going to start off talking a little bit about the difference between our operating model and Allergan’s operating model. As Mike went through our operating principles, which I think you all know as really how we run the company and how we believe, why we believe we’re able to deliver the kinds of shareholder returns we are by bringing more of our top line to the bottom line.

PG.31

There are some stark differences between how we run our business and the way Allergan does. Commercially, our focus is on customer-facing promotion, i.e. the sales reps, versus heavy marketing investment, which is classic in the pharma industry and which Allergan tends to do. We’re very focused on the ROI, it’s your dollars we’re spending. And I’ll talk about this in a moment.

Organizationally, you know we run a decentralized organization. We hire very talented, smart entrepreneurs who want to run their own business. We empower them; we hold them accountable to a very high standard. And we let them make the decisions. They’re the ones closest to the customer.

They know best rather than somebody making a decision in corporate headquarters. Allergan is centralized, they run globally, they have regional headquarters, heavy corporate spend. And it’s very much like we saw in Bausch and Lomb, where we integrated them into our decentralized structure, we empowered the local business managers and we saw acceleration in the business.

PG.32

And we would hope and expect to see that in this situation. In terms of capital allocation, this is a responsibility that I believe is primary for Mike and myself. We’re very focused on lower risk, in-line, later-staged products or businesses, strict price discipline, quick paybacks, versus a higher-risk, earlier-stage focus, maybe less price sensitivity on the Allergan side.

We want, business development’s critically important in terms of our growth, and we want to have clear transparency, we report to you every year, we want you to see how we’re doing. But we focus on high returns and quick paybacks. Ari went through the differences in R&D. They’re pretty stark. Our focus on outputs, on lower-risk projects and again, I think Ari covered that pretty well.

PG.33

Talked about our focus on customer-facing promotion, i.e. the sales rep. Over 70% of our non-manufacturing employees are in a sales-based role. I think it’s pretty impressive when you look at some of these regions and how many sales reps we have. And then you look at some of our businesses and regions.

We’ve got some pretty big sales forces around the world selling our products. That investment in our sales reps is to build that long-term relationship with the healthcare providers; that’s going to make the decision at the end of the day. Our lower emphasis on marketing is for a simple reason. In Rx you’re limited to what you can market, the message you can say.

You can only market on message on label. This is where companies get into trouble. And we have very strict compliance and regulatory compliance procedures. Whether you have a red background or a blue background, it’s the same message. It’s what’s on label. And we think this is one area where the industry spends too much and where we’re very, very different.

PG.34

When it comes to consumer OTCs however, we take a different approach. Many of our consumer OTCs we market directly to the healthcare provider, we get a doctor recommendation, and drive the consumer to the retailer. But there are cases where direct-to-consumer makes sense.

In the U.S., when we bought Bausch and Lomb and we got the Ocuvite brand, they were heavily advertising that on TV. We’ve continued that advertising. And the numbers panned out, it made a lot of sense, and that business continues to grow at a great clip. Many of our ex-U.S.-emerging-market OTCs, we employ direct-to-consumer advertising as well. Some of our recent investments, and these are just examples, in field force to drive our organic growth are on this page.

We’ve talked quite a bit about our investment in aesthetics. We’ve grown that business through the acquisition of Medicis, Obagi and Solta. But even this year, from ‘13 to ‘14, as we’ve reported, we’ve doubled the size of our injectibles sales force. The anecdotal evidence, while it’s in its early days, the anecdotal evidence is there.

PG.35

That by covering more physicians, more folks that are injecting patients we’re going to be driving organic growth. In fact, we saw what Allergan was doing in this regard. They were covering many more doctors and other folks injecting. And we saw a real opportunity here.

Likewise in dental, we’re covering about 10% of the dentists in the country. We had a great product in Arestin. We started broadening the bag and we saw a real opportunity to cover more dentists and drive organic growth. And again, the anecdote, the early evidence is quite positive.

PG.36

In emerging markets, we talk a lot about Russia and Poland. They’re important markets for us. They’re growing. We’re leaders in these markets. And you see the growth in the sales force. But in the Philippines, Mike and I were just out in Southeast Asia, there’s a hundred million people, the country’s growing. This should be a $100-million business for us. And we’re investing ahead of the curve.

(THROAT CLEAR) In terms of synergies, Mike outlined the $2.7 billion of synergies, we’ve talked about tax synergies and, in addition, the revenue synergies. In terms of the cost synergies, we’re going to be following the same game plan we followed in Bausch and Lomb. We’re going to rationalize the U.S. and corporate headquarters, and we’re going to integrate it into our decentralized model.

We’re going to adapt our advertising promotion approach to their set of products. At the same time, we’re going to maintain a strong field-force presence. This is what we did successfully in B and L, and we were able to continue to drive sales. On the R&D side, Ari talked to you about how we’re going to reduce the R&D costs with the focus on outputs as opposed to inputs.

PG.37

And we’ll continue to fund their late-stage projects, just like we did in Bausch and Lomb, the line extensions, just like we’ve done at Bausch and Lomb. And hopefully we have as many successes in that regard as we’ve had in early days in the B and L transaction. In terms of the tax front - again, we’re going to integrate Allergan into our corporate structure, much the same way we did B and L.

We’ll use an installment-sale approach to migrate our IP to our Irish subsidiary. And just like in B and L, we would expect to get immediate synergies in that regard. And ultimately, well not ultimately, we will have a high single-digits tax rate for the foreseeable future.

PG.38

As we’ve talked about before, we run five six-year models. And in those five six-year model, we’re going to be in the high single digits in terms of our tax rate. In terms of the revenue synergies Mike mentioned before, we don’t usually talk about revenue synergies. Here I think it’s important that we do, because they’re quite significant.

(THROAT CLEAR) In terms of selling Allergan’s products in emerging markets, right where we have incredibly successful commercial infrastructure, Mike touched on we should be able to drive more of their sales. They’re still selling through distributors in some markets, and other markets, they just took over the direct sales.

We can also accelerate the sale of Allergan’s OTC business. We’re a top 15 consumer healthcare consumer company. And we’ve developed phenomenal relationships in the U.S. with the big retailers. And they’ll help us - in terms of selling our aesthetic products outside of the U.S.

PG.39

Without a toxin and without an HA filler, we’ve been hamstrung in terms of our ability to sell our Obagi, our Solta sculpture products with the filler and toxin, we ought to be able to drive additional sales. In terms of the synergies, Mike talked about the phasing. This gives you a sense in terms of the combined spend, where the reductions are going to come from and what they look like. It just points out a couple things.

In the R&D number, you’ll see 1.3 minus 900 equals 400. We didn’t screw up our math. As we’ve mentioned to you all, we’re going to spend around $300 this year, but as we told you, we’d be at a $200 million run rate at the end of the year, so going forward, it’ll be a $200 million run rate embedded in those numbers. And manufacturing, as always, we don’t look for synergies in manufacturing near term.

PG.40

But as we saw in B and L, we would expect that above-plant savings could be quite significant. And we would look at those expenses near term. The cost to achieve these synergies will be about 40%, or $1.1 billion. This doesn’t include transaction fees and expenses. And again, Mike mentioned the phasing earlier in the presentation.

At the end of the day, you know, as the title of the presentation has communicated, we believe we’re creating just a phenomenal platform for growth in the healthcare industry. And that’s what this is about. Our primary goal is of value creation for our shareholders and the Allergan shareholder, and the so-called social issues that people like to talk about in transactions like this, we are totally flexible, open to discuss any and all and we look forward to having those discussions with the Allergan management team.

PG.41

From an antitrust perspective, Mike mentioned that we don’t see any issues, we’ve done an enormous amount of work with our legal advisors, we’ve identified the open areas, there’s nothing material, - we are going to accept the antitrust risk in the merger agreement that we’re going to send over to Allergan.

We are going to have to sell Dysport and the Restylane/Perlane filler family. It’s an unfortunate consequence of this deal. These are great products. They’re growing, doctors and patients love them. But clearly, Botox is a leader and it makes sense to keep that. And as I mentioned earlier, we have been hamstrung outside of the U.S. and Canada by not having a toxin and a filler.

PG.42

Unfortunately, with Dysport and Restylane, we do not have the rights outside the U.S. We are engaged in active discussions about divesting these products. And we would expect that divesture to be done before any closing. In terms of diligence, we know the businesses at Allergan well, given that we overlap with so many of them.

We’ve conducted a significant amount of diligence from the outside in, including market research. And of course, all the public companies diligence. The merger contract, which we’re going to serve up is right down the middle of the road. In fact, it’s probably at the fairer end of middle of the road. And there’s nothing but standard things in terms of closing conditions and items like that.

PG.43

One of the things that makes this transaction a bit unique is that Allergan’s largest shareholder is supportive from the get-go. Pershing Square is electing to take,- will elect to take all stock in the transaction. And I think, as importantly, they’ve done extensive due diligence on us and the transaction and are committed to being a significant, long-term shareholder of the combined company.

Mike touched on our guidance update. We’re off to a strong start to the year. We’re going to hit or slightly beat the cash EPS expectations. We’re just finishing up the final touches on the quarter. We did have to absorb some FX like most companies that operate internationally, especially in emerging markets.

And in terms of the full year, at the Q4 call, we said that we would increase guidance when PreCision closed. Now we have a better view of the year and we have a better view of when PreCision is going to close. So we’re in a position to increase guidance. And you can see the cash EPS moving up to the 8.55 to 8.80 range.

PG.44

Revenue less so because of the FX hits we’re having to absorb. And- but cash flow from operations, which we are incredibly focused on should be good in the first quarter and we’re hoping to continue that trend and you see the FX headwinds we’ve had to absorb throughout the year. So the businesses are operating quite well.

In terms of next steps, we look forward to the opportunity to engage with the Allergan management team and discuss this transaction. We’re ready to do that today. We intend to meet with shareholders from both Valeant and Allergan and hear what’s on people’s minds, questions they have that we can answer, hopefully we can answer.

PG.45

And we encourage Allergan’s shareholders to reach out to us, reach out to Allergan management team and tell us what you’re thinking, what questions you have. When we asked ourselves why this transaction’s compelling for Allergan shareholders, we listed these things on the page. And many of them we’ve touched on.

But the Allergan shareholder is going to receive a very substantial premium and a 43% ongoing ownership in what we believe is the premier company in the healthcare industry. High, high single-digit organic growth, a terrific set of assets. And because of the cost savings and the tax synergies, we’re going to bring more of that top line to the bottom line and to you all.

The 19 launches we have in the U.S. that Valeant has are things that are opportunities that the Allergan shareholders will get a piece of, 43% of. And our shareholder-friendly capital allocation - in terms of business development, looking away, deleveraging, and opportunistic share buybacks - hopefully will accelerate growth.

PG.46

Diversification’s also a benefit we believe to Allergan shareholders. By merging with Valeant, you’re going to have greater diversification. As Mike talked about, the concept of durability, we believe you’ll have a more durable portfolio, reduced reliance on blockbusters. Ari focused - walked you through - our approach to R&D.

Hopefully this year we’ve proven that you can spend less, but yet be as productive or more productive than other companies in the industry. And also hopefully after six years with Mike at the helm, gotten credit for our having a high-return approach to business development, which is different than anyone else in the industry.

PG.47

You know, the discipline we have in terms of allocating capital is something that we’re not going to lose. It’s critical to our strategy. Mike started with this slide, I’m going to finish with this slide. You know, as we’ve all - as Mike, Ari, and I have all talked about - this is just a phenomenal combination.

We’re going to have an unrivaled portfolio, great top-line growth, great bottom-line growth, cash flow to redeploy in business-development opportunities, and other shareholder-friendly capital allocation ways to create - to accelerate - that growth. Pershing is supportive of this deal which we welcome.

And as we talked about, the year’s off to a great start. We’re excited about the Valeant, what’s happening in the Valeant businesses, and we’re excited about what this combination means to our shareholders and the Allergan shareholders. Now with that, I’m going to thank you and I’m going to turn it over to Mr. Bill Ackman. (APPLAUSE)

PG.48

Okay. We have a fair amount of material, but, the outsider, that will be the theme. We’ve got six pages of disclaimers, which is a record at Pershing Square. I encourage you to read them all. So just briefly on Pershing Square - investment firm with about $13 billion in capital under management. It’s grown a bit overnight.

We do what we call concentrated, research-intensive, fundamental value. We look for simple, predictable, free-cash-flow, generative businesses we can invest in. Business quality’s extremely important to us, and we’re an active investor. We get actively engaged in the companies we invest in.

PG.49

And we’ve got a good track record for doing so, and we’re a long-term investor. We - our - typical holding period for active investments is four to six years. We’re the largest shareholder of Allergan. So just to give you a sense of our typical business, if you look at the bottom set, Procter & Gamble, Burger King, Kraft, Beam, Canadian Pacific, General Growth, these are businesses that fit that kind of standard of durability of the cash flows.

Often brands or other unique aspects protect the business from new entrants. You can predict the cash flows with a pretty high degree of confidence. And you have long-term growth and free cash flow per share. And they’re run by management teams that are very shareholder-friendly in terms of the way they allocate capital. That’s kind of our typical, what we’re looking for.

PG.50

Now, we’ve never looked in pharmaceuticals before. And why is that? Because the typical pharmaceutical business, you’ve got products constantly coming off patent, you have companies investing huge amounts of money on very speculative R&D. You have price pressure from just multiple different players and the government.

You have very bloated overhead structures and cost structures. And you have a track record - not a good one for the industry of value -destroying acquisitions. We have really, I have not actually looked at a pharmaceutical company of any consequence before.

But then I learned about Valeant. And I’ll tell you a little bit how I learned more about that. But what we like here is it really fits our paradigm. It’s a business with durable products and brands. Again the persistent cash flows we look for. You can predict I guess a stable level of cash flows.

PG.51

More difficult to predict when they’re going to do transactions and what that will do to the cash flows. But those events are positive as opposed to negative. You’ve got a very phenomenal track record in terms of long-term growth and free cash flow per share under Mike’s leadership. And you have this extreme culture of cost discipline.

Yes, we are paying for today’s event. I’ll give you a little anecdote on that. We were working on the presentation, our presentation, we had a meeting in their office. And they had, you know, chicken and salad. But they had a Chipotle around the corner. And I actually asked if I could get a Chipotle burrito.

And Mike’s assistant very nicely got me one. And then Mike walked into the conference room and asked me for 20 bucks. (LAUGHTER) True story. (LAUGHTER) I’m not sure I got the change. No. (LAUGH) His assistant brought me back the change. But this is also a company that’s been allocating its capital intelligently in terms of acquisitions.

PG.52

But also very disciplined in taking advantage of its cheap share price. And this is the track record. Mike joined February 1st of 2008. It’s been a 26-bagger for shareholders. The math here is basically there was a $17, plus or minus dividend when they merged with Biovail. We assume that dividend’s reinvested. If you had done so, you would’ve made 26 times your money.

I look at a chart like this and I say, “We’re kind of late to this party.” But I actually think that the party will go on and we’re going to explain why and why we think we made this the largest investment we’ve made in the history of the firm. It’s not just the largest investment on a dollar basis, it’s the largest investment as a percentage of our capital.

PG.53

Approximately approaching 30% of our capital we committed to this investment. The name of the presentation comes from a book, which I highly recommend you read called The Outsiders. I would say it’s one of the most important investment books I’ve ever read. And it tells a story of, let’s say, eight outsiders, Warren Buffett, Tom Murphy, Dick Smith, Bill Anders, Bill Stiritz, John Malone, Henry Singleton, Katherine Graham. It tells the history of each of their various businesses.

And they all have very similar characteristics. And I’ll just enumerate some of the principles of the typical outsider CEO. You know, capital allocation is the CEO’s most important job. What counts in the long run is the increase in the per-share value of the business, not overall growth or size. Cash flow, rather than reported earnings, is what determines long-term value. Decentralization is kind of a key pillar around the way the businesses are run.

PG.54

It releases entrepreneurial energy and keeps both costs and rancor, or politics, down. Independent thinking is essential to long-term success and interactions with outside advisors, Wall Street, the press, et cetera, can be distracting and time consuming. Sometimes the best investment opportunity is your own stock. And with acquisitions, patience is a virtue as is occasional boldness.

Now if you look at the track record of these eight CEOs, they returned 20 times the S&P 500, seven times their respective peer groups. So they were in good sectors, but they massively outperformed. And just a couple quotes, “These eight CEOs were not charismatic visionaries, nor were they drawn to grandiose strategic pronouncements.”

PG.55

“They were practical and agnostic in temperament and they systematically tuned out the noise of conventional wisdom by fostering a certain simplicity of focus, a certain asperity in their cultures and their communications. Each ran a highly decentralized organization, made at least one very large acquisition, developed unusual cash-flow based metrics, and bought back a significant amount of stock. None paid meaningful dividends.”

“All received the same combination of derision, wonder, and skepticism from their peers and the business press, all also enjoyed eye-popping credulity straining performance over very long tenures.” When you read this, you think that Mike Pearson read the book and that’s how he came up with the strategy.

PG.56

The book actually came out in 2012, Mike’s been at the helm since 2008. But it’s remarkable in its relation. So we think the only problem with the book is he left Mike off the book. (LAUGHTER) So he’ll be in, I guess, the second edition. We’ve, there are copies of the book on the way out as our gift to you and encourage you to read it.

What we’re going to take you through is why we like, we’ve focused our efforts on this presentation not on Allergan, but on Valeant. Because the way we look at this is we’re really becoming a shareholder of Valeant and the combined company. And this is a business that has an incredible story but there is complexity to the story and we want to take you through the detail and why we like the company.

PG.57

We’re going to walk you through the durability of the products, how and why we like the markets, the R&D and acquisition strategy, their operating model, organic growth rates, the shareholder-oriented culture, and we’re going to give you kind of our perspective on each of these things. And we’re going to spend some time on accounting.

Accounting’s important and there’s a lot of complexity in a company that’s grown quickly through acquisitions. And that complexity can be a risk. And we’ll take you through that. Then we’re going to value the combined company, for lack of a better name, we call it Val-gan. And then we’re going to talk about something called platform value, which I think is the least talked about, but one of the most important drivers of business value. It has not been recognized by the market in the case of this company and actually in other situations.

And so briefly, why we like Valeant’s business, let me tell you how we did our work here. In our typical investment, we don’t get to meet the management, because we have to buy our stock very quietly. We can’t let the management know we’re interested in the company.

PG.58

This came about very differently. A business school colleague of mine, who you’ll meet in a moment, he’s going to make part of the presentation, named Bill Doyle, joined Pershing eight or nine months ago. Bill used to work for Mike at McKinsey. They worked together when Mike was a consultant of Bill at Johnson and Johnson. And he introduced us and I found the first pharmaceutical CEO that I could actually, hey, I could think about investing in this business.

And I learned more about the company and I got intrigued. And they said, “Look, there’s something we’d like to talk to you guys about.” We signed a confidentiality agreement, and we got access to inside information, which is something we don’t typically get when we’re looking at an investment opportunity.

PG.59

That gave us an opportunity to meet with the board, gave us an opportunity to interview senior management of the company, and regional management. I spent some time in Eastern Europe meeting with the, just understanding that part of the story, which is very important. We looked at kind of business plans for the company at a parent level and at kind of a regional level.

We looked at historic growth, we looked at projected organic growth by each business unit. We looked at the business development pipeline in terms of what’s coming. And we looked at the R&D pipeline, a bunch of which you’ve heard here. Then we spent some time on the tax structure. And again, the company has the benefits of being based in Canada.

PG.60

There are some unique attributes of the Canadian tax system. And then they used some of the same structures as a typical pharmaceutical company. But we wanted to understand the sustainability of the tax structure of the company. And the other thing we did is we’ve reviewed the bear thesis. There are some shorts in the stock and, you know, we have enormous respect for short sellers.

And we certainly want to hear their side of the story when we’re buying a stock to make sure we’re not long, the next Herbalife. Okay. (LAUGHTER) I had to mention it. Okay, so,

Why do we like Valeant? So the most important thing to us, again, when you’re buying a business, you own the present value of the cash flows the business generates over time. If you can’t predict what those cash flows look like over a long period of time, those cash flows are not durable, you can’t own it, at least from our perspective.

PG.61

So what we like here is a very low percentage of the products here have patent cliffs. So they’re very durable. There’s a very highly-diversified collection of products and not a lot of exposure to any one product. And there’s very low, relatively, low price and reimbursement risk, compared to your typical pharmaceutical company, a lot of cash pay products, private sector pay products.

They’ve been very strategic in the markets in which they’ve focused on. This is not your typical global pharmaceutical company that has the same product introduced in, you know, a thousand countries. Rather, what they do is they look for markets and opportunities and products that are niche, products that offer attractive growth and good kind of competitive dynamics - both on a product basis, on a geography basis. And they’ve done a remarkable job.

PG.62

I guess, I think the least well-understood story of Valeant is actually the remarkable productivity of the R&D pipeline, in terms of what’s coming. And you have a history of very shareholder-friendly allocation of capital. One, in terms of how they spend money on R&D. Two, in the way they approach acquisitions. And three, when they have excess capital and their stock is cheap, they’ve been aggressive buyers of the stock.

And then the business model itself is extremely decentralized. And the benefit of decentralization is, number one, you can attract better people because they get to run their own business. Number two, if you’re in Poland, if you’re in Russia, you’re going to know more about your business than if you’re based in New Jersey. And that’s very helpful in terms of how the business is run.

PG.63

And then you have an incentive compensation structure here that is probably the most aligned we have seen, in terms of alignment with shareholders. And you’ve got a management team that is extremely focused on creating shareholder value. So I’m going to introduce Bill Doyle. Bill Doyle’s going to, is more of the healthcare guy than I.

Briefly, Bill went to M.I.T. He’s a material scientist. I met him at Harvard Business School. We were actually in the same section. He was at McKinsey from ‘92 to ‘95, right after business school. And he worked with Mike, worked for Mike, until he went to J & J and he spent six years at J & J, a fairly senior executive at J & J. And then he retained Mike and they continue to work together.

PG.64

And Bill was on the board of one of their subsidiary companies, R&D, and so on. Bill launched a venture capital firm in 2002. I’ve been an investor with Bill, a few of his companies. Bill is currently executive chairman of a company called Novocure, which is a company that develops interesting medical devices. It’s an interesting company. But I finally convinced Bill to come work with us at Pershing. And Bill serves as a senior advisor to Pershing. So I’m going to step aside. I’m going to let Bill speak about the company. And then we’re going to come back to some other key issues. Thank you.

BILL DOYLE:

Thank you, Bill. (APPLAUSE) So as you’ve heard and I think you know by now, Valeant’s strategic focus and operating discipline model are really unique in the pharmaceutical industry. The first pillar of that unique strategy are their durable products and their durable cash flows. For those generalists in the audience, I just want to take a second to explain this.

PG.65

A patent provides a legal monopoly for an inventor. It’s typically 20 years from the first invention. Now of course in the pharmaceutical industry, that includes all the time that’s required to develop the product, do the clinical trials, and actually launch it. So in practical measures, that time is much shorter.

And when the patent expires, or when it’s found to be invalid, there is a cliff. And at that moment of the cliff, generic competitors can come in instantly. The generic competitors don’t have the same R&D and clinical trial burdens. And they can offer very inexpensive products in the category. And typically, the branded product goes to zero or close to zero.

PG.66

Durable products (again, you’ve heard a lot about durability) do not depend on patents for their positions in the markets. And as Mike mentioned, they’re much more similar to high-margin consumer products. And that’s the way we think about them. When we look at the composition (and we look at this in a slightly different way than was previously presented) we see that the vast majority of Valeant’s businesses are, in fact, durable.

The generics and the already-generic business, the over-the-counter business, the device businesses, which depend more on surgeon and doctor preference than they do on some decision by an administrator or government official. And those prescription products that have durable characteristics make up 85% of the business.

PG.67

Within the Rx portfolio, most of it, again, is durable. And what makes a durable Rx product one not subject to patent cliffs? First of all, a product that’s already off patent and competing well in the marketplace. Another category - and this is another feature that really differentiates Valeant from the typical big pharmaceutical company who chased these blockbuster drugs - if you have a small product or many, many small products, there’s still a cost to generic entry. And if the product’s too small, it’s not worthy of generic entry.

There’s also a category of products that are particularly difficult to manufacture. They’re not just little white pills in a bottle. And not coincidentally, ophthalmology products and topical products fall into this category. And finally there’s a category of products, often neurology products, where while there are generic entrants, those generic entrants do not behave exactly the same way as the branded products. And Wellbutrin is a great example of that.

PG.68

These types of products, again, make up most of the Valeant Rx business. The other thing that’s important to recognize in Valeant is that they are a highly diversified product portfolio. So, again, in the case of typical large pharma companies, I mentioned Merck and Pfizer here, their top ten products are almost 50% of their revenues. If something unexpected happens to any one of those, it’s a big deal.

In the case of Valeant, the top ten represent only 18%, so they’re inherently less risky. The other fact that’s been mentioned here and is a factor with respect to growth is price pressure. We know there’s price pressure across the healthcare sector. Most of that pressure is coming from governments or from situations where doctors can’t choose the products or patients can’t choose the products that they want for their customers.

PG.69

The vast majority of Valeant’s products fall into the category where the doctor’s opinions still matter. The second pillar of Valeant’s strategy is their focus on growing markets and growing categories. I’m not going to repeat everything here. We’ve seen the distribution in the important categories that Valeant has chosen. But what’s important about them?

First of all, as Mike mentioned, they’re growing faster than the average pharma market. Secondly, and again, doctors and patients make the decisions about what products they’re going to use. And this makes them more receptive to improvements, line extensions, new products that will have a benefit for patients. This is not always the case when a hospital administrator or a government official is making the decision.

PG.70

And finally, again, these categories are overrepresented in products where either the consumer pays out of pocket or a third-party insurance company pays for the reimbursement. Another important point of the growth strategy is the selection of markets. Valeant emphasizes that they are not a global company, but they’re an international company. What does that mean? It means that they pick the products for the markets that make sense.

And you can see from this matrix that they clearly don’t sell all their products in all their categories. In Japan, which is a single-payer market, there are some products that make sense and many that don’t. India’s another example with very - a lot - of people, but very specific characteristics, where over-the-counter products make a lot of sense, devices make a lot of sense. But, for instance, patented prescription products don’t make sense.

PG.71

And I guess the thing that I will emphasize here is the strength of Valeant’s emerging market platform. Lots of pharmaceutical companies talk about the emerging markets. They work to try and figure out how to sell their products there. But this is a fundamental core competence of Valeant. They have local companies, local organizations, and it makes a huge difference.

The final element of growth (and again, this couples very closely with the previous elements of the strategy) is an industry-leading new product launch program. I’m going to talk a little bit more about this, when I talk about R&D. But this is the envy of the industry, 19 planned product launches in 2014. And over, and that’s in the U.S., and over 300 product launches in the emerging markets.

What does this add up to? We’ve seen these numbers in different ways. But I think the bottom line is exceptional, organic growth. This is a track record. This is not something that we’re promising in the future. You can see the emerging market numbers, the established markets, the developed markets, and how they combine.

PG.72

This is a critical and attractive factor of the portfolio. So let me now move to the final pillar, the final strategic pillar. And this I think you can summarize under the category of shareholder friendly capital allocation. Essentially, Valeant has recognized that R&D and licensing and acquisitions are merely two sides of the same coin. It’s all a make by decision what is the best way to bring new products into the company and to market.

If we start with R&D, again, I don’t have to repeat what is well known in the pharmaceutical industry. But the current model just doesn’t work particularly well. It consists of a very large fixed-cost infrastructure, maintaining the capability to do discovery, formulation, all the pre-clinical work, scale-up of formulations, and then the, you know, the famous clinical trials, phase I, phase II, phase III, phase IV, et cetera, and then filing with the appropriate regulatory agencies.

PG.73

I’ll quote a couple of statistics. There’s lots of studies that say essentially the same thing. But only 4% of the preclinical compounds ever become approved medications in this model. The total cost for drug there are a lot of different numbers, but, you know, this is a number that has been growing dramatically and is well over a billion dollars per compound.

And these are ten to 15 year investments. In other words, at the beginning of a program, a company needs to pick the area that will be important 15 years hence. It will have to pick the disease state that will essentially still be relevant 15 years hence. And I don’t think it’s a real surprise that the R.O.I. in this area is, you know, sub single digit.

PG.74

And what we see in the stock prices are not only the effect of patent cliffs, which in some measure are predictable, because we know when the patents are going to come off patent. But we see pipeline effect on stock prices and traditional pharma companies, which are much less predictable. And here’s just a couple of examples. When announced pipeline failures have an effect on the predictability of a stock price.

As has been discussed and as we’ve come to appreciate, Valeant’s approach is different. They focus on low risk, high reward programs. Importantly, this doesn’t mean there is no R&D. What it means is it’s highly focused and strategic. And it focuses on a couple of very important things. Line extensions, reformulations, new indications for existing medicines, a new brand of generics.

PG.75

This is the program in the emerging markets, where Mike mentioned, what are essentially OTCs, where they take advantage of the strong brands and organizations they’ve built in these companies, prescription to OTC switches, as well as high probability Phase IIIs. These can be Phase III programs that have been acquired or Phase III programs that have come up through their own labs.

There is no preset budgets for R&D. In most of the places where I’ve worked or where I’ve been familiar, there’s a budget. You have 6% a year. You have 12% a year. And you figure out how to spend it. In this case, every program is judged on the merits and zero based. And as I mentioned previously, there’s no fixed R&D infrastructure.

PG.76

This is the startup model. When a particular function is needed, toxicology is an example, there’s excess capacity, private providers of this, Valeant will go out and contract for those services and not carry the overhead. These are a few examples of medicines in each of the categories. And finally, I’ll emphasize the 19 plan launches this year. Seven late-stage projects in the pipeline with a 1.4 to 3.4 peak potential. And an almost incredible $200 million annual price tag for this productivity.

When you stack that up and you look at how it fits into the overall cost structure, there is no doubt that this target R&D program is a competitive advantage. So let me now move very briefly to licensing and acquisitions. Because this is also a core competency of Valeant and very important, I think. And certainly from our view, of the future of the combined companies.

Again, Valeant has a wonderful track record of both large and small acquisitions. The larger acquisitions of traditional pharma companies that have great assets and where Valeant can take advantage of their ability to drive costs out of the model are clear sources of value creation for shareholders.

PG.77

But also, they have become the acquirer of choice for small bolt-on acquisitions. There are literally thousands of subscale companies in the health care field as the costs to get approvals and the costs to distribute products have increased. This includes end licenses of products from one product startups. It also includes acquisitions of subscale companies that may have a few reps and a few companies and are attempting to use the distribution in other parts of the world.

These can be plugged right into Valeant’s distribution model. And also in the big pharma model, where blockbusters are king. And they’re the only products where there’s energy and promotion, Valeant can acquire companies that can benefit from promotion, put them into their networks and grow sales of historically written-off products.

PG.78

Mike is very much involved in this product process. He’s personally involved in the identification, the evaluation, the negotiation. And, of course, the execution integration. Again, as in R&D, the track record is compelling here. We’ve seen over a hundred licenses and acquisitions since 2008. This is a total of $19 billion invested.

The collective return has been greater than 20% on an unlevered basis, not including the tax benefit. And Valeant expects the majority of the company’s free cash flow in the future will be focused in acquiring new assets. So with this, I want to end my section of the presentation focusing on the operating model. So I talk about the three strategic principles, durable products, growing markets, and effective allocation of assets among R&D and licensing and acquisitions.

PG.79

These all rest on this efficient and lean operation. And again, to quote from The Outsiders, “Henry Singleton, the CEO of Teledyne, believed in an extreme form of organizational decentralization with a wafer-thin corporate staff at headquarters and operational responsibility and authority concentrated in the general managers of the business units. This was very different from the approach of his peers, who typically had elaborate headquarters staffs replete with vice presidents and MBAs.

“Singleton was an iconoclast and the idiosyncratic path he chose to follow caused much comment and consternation on Wall Street and in the business press. It turned out that he was right to ignore the skeptics.” Valeant is a famously and highly decentralized organizations. The individual managers in the individual countries decide what products to sell, the price at which to sell them, how to sell them, and determine what makes sense.

PG.80

They can partner. They can do what’s necessary to drive the business. And that’s how they’re compensated. Based on their performance, not based on any other metrics. And finally, as has been mentioned, Valeant is also famously tuned to expense. Quote from Mike in his 2010 chairman letter, “We will operate a low-cost operating model in all that we do. In essence, we will continue to apply a low margin operating mindset to a high margin business. We will take pride in our frugality, our ability to make quick decisions based on internal resources, our willingness to wear different hats at different times.”

PG.81

And again here we see the small corporate overhead. They expect industry-leading employee productivity and low-gross margin mindset in a high-gross margin business. When we look at the combined benefit of their efficient SG&A and R&D spend, it’s clear that a 50% EBIT margin or thereabouts is a competitive advantage. This gives Valeant the flexibility to compete in some markets that others can’t compete in. Generics, branded generics, for instance, and also gives them the ability to acquire assets quickly and nimbly and compete where others can’t. And with that, I’m going to turn the mic back over to Bill to finish up the presentation. (APPLAUSE)

BILL ACKMAN:

I’m going to spend the rest of the presentation really on valuation and how we think about the business and just give you kind of a little paradigm. So we’ve made a lot of money over time investing in businesses. We have two different kinds of businesses mixed together. And Wall Street values the business based on putting a multiple on next year’s earnings without thinking about the composition those earnings.

PG.82

And sometimes if you decompose the earnings or you spin off a subsidiary, if Wendy’s spins off Tim Hortons or McDonalds sells off restaurants, you can create a lot of shareholder value. Well Valeant has a similar characteristic. But let me just sort of give you the paradigm. So imagine a business, 75% of its revenue is growing at 10% per annum.

25% of its revenue is declining at 30% per annum. If you look at the consolidated revenue growth of the business, it’s got a 0% growth rate. Not the kind of business that an analyst would assign a pretty big multiple to. In fact, a pretty low multiple to a business that’s not growing at all. But thinking about the business on a consolidated basis is not the right way to think about it.

PG.83

Why is that? Because the growing business will fairly quickly become a disproportionate collection of the overall enterprise. The same thing really applies to Valeant. So what does Valeant do to help you understand the true organic growth rate of the business? They provide transparency that no other pharmaceutical company does.

They give you same store data with generic entry, without generic entry. They do the same pro forma for acquisitions. They’re giving you the tools and the data you need to do this kind of analysis. And the point I’m trying to make if you go on this slide is one of things we like about Valeant is that management is not afraid to buy, make a very high I.R.R. product purchase, even if the product is going to, you know, three years to go, before it goes off patent and goes to zero.

PG.84

And there are very few buyers for assets that are in the process of winding down, particularly in the pharmaceutical industry. If you can buy those assets at a 30% I.R.R. or a higher I.R.R., you should do it, economically. The problem is when you mix those assets into a business, Wall Street can have some trouble valuing it.

And the point we’re trying to make here is the underlying growth rate of the company is very substantial. It’s been masked most recently by some products that went off patent this year. But on a go forward basis, only 7% of the company’s revenue, which is half of the patent cliff revenue, faces generic competition by 2016. After that there’s very little in terms of generic entry risk for the business.

PG.85

So if Valeant didn’t do another deal, this becomes more and more like a business that looks like Procter and Gamble as opposed to a business that looks like your typical pharmaceutical company. But they’re going to do more deals. Looking at organic growth, 2011, 9%. 2012, 10%. 2013, 7%. These are industry leading numbers excluding the impact of generic entry. We’re saying look at the business as a recurring cash flow business. And think about the generic entry, the patent cliff business almost like a well-drilling business. Where there’s a certain amount of oil in the well. Once you get it out of the ground, the well will go dry. But you think you don’t want to put the same multiple on both of those businesses.

So let’s talk about the way the company is run in terms of shareholder orientation. Again, we go back to Mr. Thorndike, who we owed a duty, some gratitude to. But the outsiders, who often had complicated balance sheets, active acquisition programs, and high debt levels, believe the key to long-term value creation was to optimize free cash flow.

PG.86

And this emphasis on cash informed all aspects of how they ran their companies. And the way they paid for acquisitions and managed their balance sheets to their accounting practices and compensation systems. Well, you see this at Valeant. Bill mentioned 100 acquisitions, $19 billion of investments in 2008, very highly accretive acquisitions, and the majority of the company’s future cash flow to be directed to these transactions.

Now meanwhile, it’s rare to see a very acquisitive company also to be a large buyer of its own shares. And particularly in the earlier years of Valeant the company’s value was completely unrecognized. And they generated a lot of cash flow both from asset sales and from the business, they repurchased their convertible debt, as well as their stock in the market, which created a lot of shareholder value.

PG.87

Now how has management compensated? So this is one of the more unusual and leveraged shareholder aligned compensation packages we’ve ever seen. So the way it works for Mike and Howard, the CEO and CFO of the company, if over the period of their long-term incentive compensation grant, which are typically long-term periods, the company’s share price, the total return, does not equal or exceed 15%, they get no long-term incentive compensation.

If it’s about 15%, they get 100% of their PSUs vest. If it’s above 30% compounded, they get 200%. If it’s 45% compounded, they get 300%. At 60%, they get 400% of their PSU grant. So there’s again, focused on I.R.R. on a long-term basis. And then it’s not just that they get compensated, but they receive stock in the company that they can’t sell.

PG.88

Mike owns 10.6 million shares. He’s sort of a hidden billionaire. He can’t sell the stock until 2017. So we like that long-term alignment and that leveraged compensation for performance. We think this company, the best analog we have in our portfolio is the work of 3G. I assume many of you are familiar with 3G, because of the acquisition of Heinz with Buffett. I’m a small investor in that deal, personally.

I have enormous regard for the 3G team. We’re partners with them in Burger King. They bought Burger King. It was a public company. It had been taken public by three very highly-regarded private equity firms, Goldman Sachs, I believe, and KKR and maybe TPG, I don’t remember the exact names.

PG.89

They bought the business for $4 billion, which was a very significant premium to market, at the time. And they took it private. And they took 37% out of S, G & A in 90 days. And they’ve been allocating capital very intelligently. They’ve changed the business model to make it more capital light. And the enterprise value is up enormously over the last, you know, it’s almost threefold increase in enterprise value in three and a half years.

And again, this was a leveraged buyout. The returns to the equity have been enormous. We participated, by merging one of our companies, Justice Holdings, into Burger King to take it public. And the stock has doubled since we did that transaction. But the competitive advantage of 3G is their ability to run businesses with an incredible discipline on cost.

PG.90

You know, if you want to print a document in color at 3G, one of their companies, you can’t do that. You you’re not allowed to print a document that has a black background and white letters, because it uses too much toner. I mean, it’s an extreme, actually, when I mentioned that to Mike, they weren’t implementing that practice. At Valeant, he said, “We’d put that right into play.” (LAUGH)

But there, the ability to be the lowest-cost operator in an industry, particularly in an industry where everyone else runs a very fat business is an enormous competitive advantage. And you see the same thing in the food industry. You know, interestingly, the great businesses of the world, the management teams generally don’t learn how to run those businesses efficiently.

PG.91

It’s sort of the perils of having high-gross margins is it allows for very fat S, G, & A budgets. But if you can run a high gross margin business with the discipline of a very low margin company, then remarkable things can happen. If you couple that with best-in-class allocation of capital, taking advantage of acquisition opportunities, taking advantage of your own stock, as people try to figure out what you’re up to, enormous value can be created.

Now let’s talk about accounting. In another departure from conventional wisdom, Singleton eschewed reported earnings, the key metric on Wall Street, at the time, running his company instead to optimize free cash flow. Now I am of the view that the value of any business is the present value of the cash you can take out of it. And accounting is a sort of the language of business. But it’s a very imprecise language.

It works for a very stable, simple business that generates recurring earnings over time. It’s not a very good methodology for a business that does acquisitions. And in fact, I think the FASB needs to take a hard look at GAAP accounting for acquisitive companies. Because there’s huge differences between economic earnings and what we call GAAP earnings.

PG.92

What we focus on is economic earnings. We don’t care at all about reported GAAP net income. So if you look, interestingly, at the history here, on a GAAP net income basis, this looks like a disaster. It looks like a company heading off the, into bankruptcy. But if you look at it on a free cash flow basis or on a cash (flow) operations basis, this company is generating enormous economic value.

So there’s a huge gap between GAAP earnings and cash earnings. Now one little caveat here. There are a lot of companies that do a lot of Mickey Mouse stuff to try to make their business look better than it really is. And so you have to look very hard when a company talks about cash net income to determine whether this is the real economic earnings of the business or this is some made up construct that has nothing to do with the economics of the company.

PG.93

So this is Valeant’s definition of cash net income. And it’s actually not dissimilar from a lot of other pharmaceutical companies. But they do a lot more acquisitions, so they have a lot more add backs in the ordinary course. So number one, there’s something called they take GAAP net income. And they add to it inventory step up reversal. And I apologize for people who are not that interested in accounting. But it’s important here.

PG.94

What this is when Valeant buys a business, under FASB, under the rules, under the GAAP rules, they have to mark up their inventory to market. What that means is they have to mark it to the price that they would sell it to a distributor next quarter. Which means if they sell that inventory, they don’t book a profit in the next quarter. What they do is they reverse this step up to keep the inventory at its traditional cost basis, so they show an ordinary profit, which is consistent with the cash generated from the sale.

They’re also required to, when they buy a business, to mark up the R&D portfolio. They typically hire outside auditors like a Deloitte, who goes in and they allocate the transaction value among the fixed assets good will, and, you know, IP, and R&D. And they come up with, the auditors come up with, some numbers.

PG.95

Well, Valeant doesn’t assign any value to the R&D pipeline of the companies they buy. And very often, there are meaningful write offs, in terms of products they intend or molecules they don’t seek to take through approvals. They have to take a write down. But this is a non-cash write down. Restructuring and integration costs. They buy a business. They’re going to spend a fair amount of money restructuring the company, severance and other costs, stock option, vesting, et cetera.

That’s really a transaction cost that should be added to the purchase price. That’s how Valeant thinks about it. This is additional consideration. But under GAAP accounting, you deduct it from earnings. They add it back. Amortization of intangible assets. This is the good will line item that you amortize, actually, not good will, but the other intangibles that you have now required to amortize over time.

Again, a non-cash impact. Asset impairments. You shut down a factory manufacturing facility. You have a product that, you know, is unsuccessful. And you have to write it down. They add it back. Because again, what we’re trying to get to is the core free cash flow or the cash earnings of the business. Change in fair value of contingent consideration.

PG.96

Again, when they license a product, they may have an earn-out with that product based on sales. Each quarter, they have to mark to market the future payments. And that creates volatility, but again, is a non-cash item. Debt extinguishment, loss. They buy back debt at a premium or they buy it back at a discount. They take those line items out of the cash earning number, non-cash interest expense. Again, this is, you issue a bond at 99 cents and you pay it off at par.

They take these kind of items out of the number. Non-cash taxes. Again, the company’s reported tax rate is around 35%. The cash tax rate is a single digit - a low-single digit number. What matters to shareholders is what are the cash and income to the business and then another column. Apologize for all that detail.

PG.97

But we’ve looked at each of these items. We think this is going from GAAP net income to cash net income takes you to what we think of as the economic earnings in the business. If you owned 100% of the company, this is the number that you’d be focused on. Now some games are played by other companies when they add back stock based compensation. Well, stock-based compensation is a real expense and Valeant does not add that back when they calculate cash net income.

They don’t add back depreciation because depreciation is a real expense and they don’t add back ordinary-course legal expenses. They will add back if they buy a business and then they decide to settle a bunch of historic claims, they include that as the effective purchase price. But they take that out of the quarter earnings.

PG.98

This page, you can look at it at home. But it’s the GAAP earnings of the company with these adjustments to get to a non-GAAP cash earnings number. If you look at the bottom you’ll notice that there’s almost a $3 billion swing between the reported GAAP earnings and the actual cash earnings of the business. Simply put, there’re really four line items that drive the difference between GAAP net income and cash net income. One is amortization of intangible assets. They add it back, as does every other pharmaceutical company.

There’s inventory, step up reversal. Again, that number I talked about before. Acquired and processed R&D. And then restructuring acquisition costs. So these numbers are the same for other pharmaceutical companies except they’re much larger here because of the highly acquisitive nature of the company.

PG.99

Okay, so how do we think about the transaction? So this is a chart that shows our stock purchases, our purchases began on February 25th. And that number in yellow on the bottom is what percentage of the volume we were on each of those days. And these are purchases we made. And we also are required under the rules to buy options once we purchase more than $75 million of the company stock. Because under the HSR rules we can’t acquire beneficial ownership until we get clearance from the FTC.

What we do here is we’re buying it very deep in the money call option. We’re buying options with a strike price of $1.20 on a stock trading for $125. They’re 1% strike options. They act economically identically to shares. But our dealer, in order to hedge the options they sell to us, has to go into the market.

PG.100

So these percentages of the volumes are estimate of the dealer’s building their hedge as we purchase options from them. And what you’ll see is we step into the market and by buying an order of 20% or so of the shares each day, we had a pretty big impact in terms of pushing up the stock price over that period.

We stopped on the morning of April 8th. I guess you can see it on the slide here if my pointer works. It does not work but that’s okay. And then we stopped buying I think around 10:00 or 10:30 on the 8th. We stepped out of the market on the rest of the day. We stepped out of the market on the 9th. We stayed out of the market on the 10th. And the blue line is what happened to the stock price.

PG.101

And what you see is when you step out of the market the last three days, the stock price goes down until it reaches what we call the unaffected price without the impact of our purchases. The beginning on the 11th, we started buying 37% of the volume and we bought 35% of the volume on average over the next six days.

You’ll notice that volume spikes back up, well above where it was in the first 30 days of our purchases. You know, well above where it was on an ordinary-course day which was a couple million shares on the 9th and the 10th. And we drive the stock basically from $116 to yesterday’s close at $142 a share. And that’s the impact of our purchases. That’s not reflective of the stock market assigning a bigger value to the company. Rather it’s a technical factor of our involvement. That’s kind of how we set a comparison point. This is a summary of what I’ve just described to you. And so you can take a look at that at home.

PG.102

Deal terms you know. $15 billion of cash, $48.30 a share. I’ve got full financing. So let’s keep moving. Important point here. We’ve agreed to elect 100% stock consideration. And my preference would be if we could confirm that we get 100% stock consideration, my view is the likely outcome is we’re going to get prorated along with other shareholders because the stock consideration is going to become much more valuable, it already is, than the cash consideration for the transaction.

So when we were doing due diligence on this transaction, we were focused on, “Do we want to be a large, you know, $5 billion, $6 billion investor in Valeant over a long-term period of time?” And the answer is yes. And we want as much of the stock as we can get. So another important point, typical cash deal. The problem with cash deals is that time to closure kills you.

PG.103

Here you get a chunk of cash when it closes. But you continue to be, as an Allergan shareholder, a meaningful shareholder in the buying company. So as Valeant and as the combined company creates value, even if it took an extra few months to get an FTC clearance, you continue to participate in the growth in the value of the company by virtue of being a shareholder in the combined business.

We think this is a great transaction. Obviously on a short-term basis you can see that in the stock price of both companies. But more importantly, on an intermediate to long-term basis, we like the company. All right, so let’s value this business. How do we think about it? So we think about it as really two companies. Right, I talked about this before at the beginning, you’ve got what we call the durable business. Bill has spent some time on that in management as well.

PG.104

This is a business that reminds us of a Proctor & Gamble, a beauty company, a consumer packaged goods company. And it’s a business that grows, it’s got an organic growth. Very high margins. Very diversified collection of products.

That business is we think you can value it like a typical company at a multiple of earnings. And we’ll talk about what kind of multiples we think make sense. Then there’s the patent cliff business which reminds us a bit of an oil-drilling business. And here, you’ve got to focus on, you know, how long is the product on patent? How much will it grow between now and then? And then what happens to revenues when it goes off the cliff, if you will? And here we think the right analysis is a DCF. So let’s focus on the durable portfolio.

PG.105

About 74% is durable. We’ve had enough conversation on that. That’s kind of the breakdown in terms of OTC and durable RX and branded generics. And if you look at the combined enterprise, you know, these are the big components, so the Allergan durable products, you know, Botox, the facial aesthetics business, the breast aesthetics business and then, in terms of Valeant, the U.S., emerging market and non-U.S. developed business, these are kind of the components of the revenues of the company.

And, on the right, you see the growth rates. And on average, combining the two portfolios, you see 6% to 8% growth rates. We’re using a, management I think is using a high single digit number. For the purpose of our analysis we use a more conservative metric. Where do we get these growth rates? We talk to a lot of industry people on each of these different markets to get to kind of our estimates plus some time we spent with management of the company.

PG.106

And the input we got from outside people in the industry is more consistent with industry growth rates. We’ve tended to use those as opposed to Valeant growth rates which they’ve been able to achieve for better management and a better incentivized sales force.

Now what does this company, what are the right comparables for Val-gan, as we call it? Well, big pharma’s not a very good comparable for many of the reasons we’ve talked about. It’s the typical, especially pharmaceutical, company we think there’s some elements that are similar. But again, very high product concentration, lack of durability. You know, generics, much lower margin business. Much more commodity-oriented. And then biotechnology is a more of a venture capital-type business. So there isn’t an obvious comparison point in the pharmaceutical industry.

PG.107

There are a couple that we think are somewhat analogous. One is Perrigo. I’m sure you know the company. It - we think about 78% of their book of business is durable. It’s a much lower gross margin business. It’s half the gross margins. We think it’s a less safe business because of the relatively lower margins. It trades at 21 times 2014 earnings with 78% of its book of business being durable. Zoetis, 80% durable, and you know, we think a very good business.

Now it’s animal health, market assigns a slightly lower multiple. About 19 times earnings. But we think these are sort of relevant healthcare businesses that have some analogous percentages of durable products. So those are some data points. The other area we look at is kind of other private transactions. And here we look at a series of durable OTC product transactions.

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And what we do is we take the reported price that was paid and we reduce it to reflect the fact that there was a premium paid for control of these businesses. And that, we take a 28 multiple down to a 23 multiple. That gives us, you know, some indication in a private market what the non-controlled premium valuation for these private businesses would be.

The other area we look at is kind of the global beauty business. And this is an interesting analogy we think to the company. You know, very high gross margin businesses. Very good organic growth. I mean, if you think about some of the products of the combined company, these are really beauty products. I mean, Botox is a beauty product. You know, a lot of the aesthetic products are effectively beauty products. Very much brand-oriented. Botox, by the way, is the - I think the - other than Viagra, I think it’s the second best known healthcare product.

PG.109

They also have large numbers of products. So we think there’s some pretty powerful analogies here. And we think there’s lots of opportunity for low-risk, high-return innovation in both businesses. Let’s take a look at global beauty, and, you know, the companies here, L’Oreal, Estee Lauder, Beiersdorf, you know, these are pretty high multiple businesses, 22 to 28 times on a kind of global basis. An average of 24 times.

We think that’s sort of an interesting metric to think about. Again at least the durable part of this company’s portfolio. So again, Perrigo - and Zoetis - 19 to 21 times. And again, those businesses are about the same proportion of durable products as Valeant. We look at global beauty, 22 to 28 times. We look at the kind of OTC, kind of private transaction multiples. And you look at the football field, you can pick - you know, where you kind of come out.

PG.110

Now on that patent cliff portfolio we use some I think reasonable assumptions. We assume there’s no life cycle management. There’s no ability to extend the life of the product once the patent expires. We assume revenues go to zero. Now these are extremely conservative assumptions.

A less conservative assumption is that costs can be completely eliminated, reduce SG&A and R&D proportionate to the revenue loss by patent cliffs. Collectively, we think this is a very fair way to look at this portfolio. And in the in the appendix you can see kind of the detailed DCF. But if you assume ten years we think kind of a weighted average life of the portfolio we assume relatively modest growth rates, 0% to 5%. You get to a valuation of six to seven and a half times earnings is the multiple you would put on a DCF basis - the 2014 cash flows. Okay, so take these together, the durable business is 74% of the combined company, 20 to 24 times earnings using these kind of comparables.

PG.111

Take the cliff business, kind of low to high. You get to a 16 to 20 multiple business for the company. Now what’s missing? Well, the most material asset that’s missing is something we call platform value. We’re going to talk about that. We also don’t assign any value to the pipeline of the merged company.

And you saw earlier today, Ari gave a very detailed presentation on what’s coming in the pipelines of both companies. But, you know, there’s a lot of value that can be monetized, can be sold, or more likely can become part of the future earnings of the company. We assign zero value in terms of life cycle management, your ability to manage after the patent cliff expires, we assume zero. There’s no benefit to life cycle management. And you look at, you know, what Botox has done over the life of the product in terms of extension you know, these are lots of opportunities that we think have material value to the combined company.

PG.112

Okay, now let’s talk about platform value. And I would say this is the most important component of the value of the company that has not really been discussed. Excuse me. Okay, so what do we mean by platform value? Okay, so these are four companies that we consider to be very successful platforms, Danaher, Liberty Media, AB InBev, that’s a 3G company, and Jarden, a company run by Martin Franklin.

And what we’re talking about is companies that have a track record of executing value- enhancing acquisitions, a shareholder focused capital allocation program. And if you look at the performance of these stocks it’s, you know, these are some of the best performing stocks in the history of the U.S. capital markets. Now this is a good example. This is a company called Jarden. Trades on the New York Stock Exchange. It’s run by a good friend of mine named Martin Franklin.

PG.113

And he joined the company by buying a 9.7% stake, I believe. They put him on the board. They fired the CEO. They made him the CEO. And he built a business in the consumer products industry making a series of acquisitions over the last 12, 13 years. It’s been a 34-fold return for shareholders. Really an extraordinary outcome.

Now one thing you should ask yourself, how is it that over this entire period, people didn’t realize, I mean, how are shareholders allowed to make this much money over the period? Why didn’t the stock sort of immediately rerate at some point along the way when they figured out what he’s up to? What’s interesting is, again, Wall Street tends to value companies based on next-year’s earnings. They look at comparables.

PG.114

They don’t tend to assign any value to what we call platform value. And Martin’s approach is straight out of The Outsiders playbook. Again, he started doing what he was doing 11 years before the book is written. I think Martin was left out of the book. But very analogous story. The purist example of a platform company is actually a company called Platform.

And we’ve been very interested in this phenomenon of value of platforms. And Martin became retired as the CEO of Jarden and became the chairman. And actually we were scuba diving in Myanmar of all places. You’ve got to take time off from this business occasionally. And we’re chatting about the future. And he said, “You know, I’m thinking about doing it again.” And we said, “Look, I’d love to be your partner. I was thinking at doing it privately.” And he decided to do it publicly. And he raised an entity called Platform Acquisition Holdings in May of last year.

PG.115

And we bought as much as he would let us buy. We bought $250 million in the company. Gave us 27% of the company. And it was just a cash shell. So it raised money - $10 a share. We paid some underwriting costs. We were paying $10 a share to get $9.80 of cash. And it traded actually around ten bucks after the deal got done.

A few months later - five months later - they announced the acquisition of a company called MacDermid, which is a specialty chemicals company. And they’re paying a billion eight, about 800 odd million in cash, the balance in debt. Okay. What happened? What’s interesting is this is a cash shell. So there are no assets in the entity. All it has is a CEO named Martin Franklin, a board of directors and some shareholders.

PG.116

They announce the acquisition of MacDermid. They close I think at the end of the last, the end of 2013. It was trading in so-called gray market. Was not listed; they put it on an exchange. And then in a few months the stock was at $20 a share before they announced another acquisition.

So what’s interesting is the company MacDermid was owned by a private equity firm. So there are only two things that could possibly be true in terms of how Wall Street valued the company or investors did. So did they buy MacDermid at $1 billion or $800 million discount of what it was worth? That’s one possibility as to why the stock doubled after they did the deal. Or did the markets decide to assign a platform value to Platform Acquisition Holdings? And we think the obvious answer is that the markets actually assigning a very meaningful value to the company because of its ability - the track record of Martin in terms of his ability to execute, his ability to do transactions, his low-cost model.

PG.117

And the market - this is sort of a very pure example of a platform at a very, very early stage. Because people have seen Martin do it before they more quickly are willing to give him a meaningful multiple. Now this business was owned by a private equity firm. When they sold it, you know, they’re not in - private equity firms are not in the business of giving businesses away. The price that was paid was sort of actually on the higher side of EBITDA multiples that are paid for the company. But in a few months the market assigned, doubled the value of the stock.

PG.118

Okay, so how do we think about what a platform is? Where, as we look at this example, what are the important elements? So one, what are the operational efficiencies of Martin versus his competitors? Well, here it’s just the beginning of a business. He doesn’t really have a huge competitive advantage versus others. But he’s got a track record for being a very low-cost operator.

What’s his transaction integrated track record? It’s superb. Now it’s superb in a different industry. But I still give him a top rating here. In terms of revenue synergies there are revenue synergies available in the industry. But again, with one company there was no ability for him to achieve revenue synergies.

PG.119

Access to and cost of capital, he’s well-liked obviously by investors. But he doesn’t really have a competitive advantage there. Now the market size is huge relative to the size of Platform. So that’s a big opportunity to buy other specialty chemical companies. And it’s a competitive market, but not too competitive for the kind of companies he buys. So the market says the platform value here is $800 million, almost double the value of the company.

Okay, so let’s carry this forward. And let me point out here that not every platform company and I think the reason for Wall Street weariness about platform businesses there have been very bad stories of some so-called rollups. And so how do we distinguish between rollups and what Martin’s accomplished?

Well, one a lot of the rollups take place, they’re just a series of acquisitions. There’s no competitive advantage in terms of the way the business is run. That’s probably one of the most important things. Number two, in order to drive growth, the companies do a series of acquisitions often and without regard to the price they pay.

PG.120

They get people excited about their stock prices and they constantly issue stock at very high multiples that enables them to buy companies until that strategy runs out of gas. They never actually integrate the businesses and achieve meaningful synergies.

And what they focus on and what they tell analysts about are the reported GAAP earnings. And they play all kinds of tricks with the accounting to generate as big of a reported GAAP earnings number as they can. Well, let’s compare that to Valeant. Okay, so what does Valeant do? Number one, Valeant has a tremendous track record for acquisitions but they also have extraordinary discipline. They walked away from, they got outbid in a couple of deals that public deals that they attempted, some hostile transactions earlier. Why? Because they weren’t prepared to pay the price. Number two, the history of this company is they’ve been very, very careful about issuing stock. Mike hates issuing stock. Doesn’t want to do it. It’s not his thing. All right, he pays cash, he buys back stock.

PG.121

You only issue stock when something really, really extraordinary comes along. So that’s also very important. Number three, they’re very conservative in their underwriting. Even though they’re buying pharmaceutical companies, they assign no value to the pipeline. And Bausch and Lomb is a great example of how they assign no value to the pipeline because their cost structure gave them the ability to buy the business on a very accretive basis.

PG.122

And they found some very interesting surprises in that pipeline, it was frankly very robust. Next, they’re very quick to integrate the business. You know, day one they have a pretty good idea of who’s staying and who’s going. And they make a very good and very rapid attempt to get the business cost structure in line. And the track record here is extraordinary, 80% of the synergies achieved in the first year, to just give you some, you know, when they announced the Biovail deal just, you know, one of the most early deals of the company they said, “We expect synergies of a minimum of 175 million.” And then a year and a half later they said, “We expect to achieve approximately 350 million in synergies.” So that’s a pretty good thing. You say 175, now they’re at 350.

Medicis, another very material deal in the company. They said, “We expect run rate synergies to be 225 million.” Lo and behold, a year or two later, they’re already at 300 million in synergies from business. Bausch and Lomb, they said, “At least 800 million.” Actually I think the original number was 750 million.

PG.123

Then over the course of the deal it went to a bigger number. Now they’ve identified over 900 million of synergies. So really a perfect track record in terms of synergies. Now what the important component of platform value is how big is the market relative to the size of the company?

Well, here, there is probably no other market of this kind of scale. If you look at just pharmaceutical companies with a market cap above ten billion, okay putting aside everyone below ten billion, that’s a $3.2 trillion market. I call this the shopping list. (LAUGHTER) This is page two.

PG.124

And then there’s another three trillion of privately owned targets in the business. So there’s six trillion again, ten billion for the public company universe. So how do we rate Val-gan in terms of platform value? Number one, operational efficiencies. They’re by far the best run, most efficient operator in the industry. Transaction integration track record, they have by far the best track record in the industry. Revenue synergy potential, we’re being more conservative here because again, the company’s approach is not to assume any meaningful synergies.

I would say of all of the deals they’ve done over time, this one is by far the most synergistic. It offers the most potential for revenue synergies. In terms of access to and cost of capital, I think here this has been a bit of a weak point for the company. And why is that? Because the market hasn’t really understood the story.

PG.125

One of the things that we’re trying to help people understand today, get a better sense of this company which will help the company reduce the company’s cost of capital - they’ve done a fine job. But I think the market has not assigned a fair value to the business. In terms of market opportunity, enormous, in terms of competitiveness frankly, because of their cost advantage, it’s difficult for others to compete in the smaller deals.

They’re very often the only bidder for some of these smaller opportunities. And even in big transactions, there aren’t that many bidders for a $50 billion company. Very few, if any, that can offer the same synergies. So there’s kind of an illustrative way to think about the value of platform value.

PG.126

So on the left, we’ve got your typical drug company, hundred, you know, dollars in sales. Gross profit of $75. You got a nice - very profitable - gross, you know, business. 30% S,G,&A. About $20 on our R&D. Gets you to an even margin of $25. You pay 35% or 30% cash taxes because there’s some benefits you have as a pharmaceutical company. And you make $18 in profit. The market assigns a 16 multiple to that business and it’s valued at $280 a share. So imagine a much more efficient buyer says, “I want to buy that company.” They pay a 25% premium. They spend 4% in restructuring costs. They’re all in at $363 a share.

Now imagine if they can achieve the kind of synergies that Valeant has achieved historically. Right? Well, you can, again, not extracting synergies from the gross margin line. But they take the S,G,&A down 800 basis points, they take the R&D down 1,700 basis points.

PG.127

And you have a business with a reported net income from $18 a share, or $18, to $45. That makes this year one a 12% unlevered return investment assuming, you know, just, again, it’s an all-equity transaction. Assign the same 16 multiple and you create almost 100% shareholder value. So again, the benefits of an enormously competitive- cost structure - same multiples and, you know, some of the synergies from combining the companies. So if you can do transactions when you’ve got an enormous cost advantage and you’ve got a better operating model, if you can do deals, you can create enormous value.

One way to think about it is to kind of quantify what platform value is worth, well, we came up with a valuation for the business of 16 to 20 times earnings assigning no value to the platform, assigning no value to the R&D pipeline.

Well, what if they can do $20 billion of deals? Okay, and that could be, you know, $3 billion of deals a year for the next ten years. Or it could be one $20 billion transaction on a present value basis. They do one $20 billion deal, there’s a hidden 26% increase in the value of the business.

PG.128

We think this is an extraordinarily conservative assumption. We think, in fact, you can look at the history of the business. But the combined business today will be a much better acquisitor going forward. And we’re an industry with, you know, probably something approaching $10 trillion worth of targets. And where this company is by far the most competitive with the best cost structure.

So this is kind of the same story as Martin Franklin. You saw that chart with Martin Franklin, shareholders made 36 times their money over a 13-year period of time. How is this possible? And by the way, you could have bought many times along the way and made just, you know, returns massively above stock market type returns.

PG.129

And the reason why in Martin Franklin’s case in Jarden is no one assigned platform value to the company. The same thing’s true at Valeant. Last I, you know, when I got to this place - I don’t have no idea where the stock is now. But at $133 a share, if you take management’s midpoint of the guidance you’re paying 15 times cash earnings for Valeant. That assigning no value for the company - I think that’s cheap relative to just the organic growth rate of the company and the mix of businesses they have now and assumes they’re never going to make another acquisition.

Well, meanwhile, hopefully we’re about to make another acquisition and it’s not just a small one. It’s a large one. That transaction alone makes this company enormously more valuable. By the way, it’s not the last deal we’re going to do. And a little secret - we’re already talking about the next deal we’re going to do with Valeant. So Mike, after we bought the stock he’s like, “Okay, I want you to take a look at this.” So we’re already working on the next one.

PG.130

Okay, if Val-gan can grow organically at a high single digit rate as Valeant Management projects and management can invest the company’s free cash flow and new acquisition targets at historical rates of return, then we believe that management can achieve its goal of 15% to 20% annual EPS growth. I think it’s a very achievable goal for the company.

Okay, let me summarize then we’re going to Q&A. I apologize for the long presentation. If you look at Allergan as a standalone company - what could cause that stock to trade anywhere close to where it trades on the basis of this transaction? Well, if all of the sudden they became phenomenal at doing M&A or if all the sudden the, you know, the billions of dollars they’re spending turn into an incredible pipeline of blockbuster drugs or if they found religion on cost and it took their cost structure down to Valeant’s cost structure. We think each of these three outcomes is very low probability.

PG.131

What does Valeant need to do to generate upside for shareholders? They need to continue to run their business with the same discipline they have historically. We’ve witnessed that discipline. Everything from my Chipotle burrito - to my having to pay for this event.

And then just the inherent organic growth, the business. The upside - you’re paying nothing for the upside today. Today’s stock price is business development and we’re on the brink of doing one of the most important deals in the history of the company.

PG.132

Now let’s assume this deal happened tomorrow, okay? And what does the stock price need to be, okay, in order for the - what multiple does the stock need to trade at in order for the transaction to trade at a premium to Allergen’s unaffected price? It needs to trade at 7.4 times this year’s earnings. We think that’s obviously a pretty conservative assumption. And this is my favorite quote from The Outsiders book. And it’s a quote of John Templeton, “It’s impossible to produce superior performance unless you do something different.” This is something I believe in personally. Frankly, I’m working hard to earn my spot in The Outsiders. So with that, we’re going to go to Q&A. Let me just reset the stage. Thank you. (APPLAUSE)

(OFF-MIC CONVERSATION)

MALE VOICE #2:

At this time, ladies and gentlemen, we will be taking questions from the audience and the webcast. We ask that the press hold your questions for the press conference following the break.

MALE VOICE:

So how’s this supposed to work? Am I supposed to read the questions? Laurie?

PG.133

MALE VOICE:

I think we can start with a question from the audience.

MALE VOICE:

Oh, question from the audience.

MALE VOICE:

How about, Mike, you pick?

MALE VOICE:

We’re good.

MALE VOICE:

Good to see you.

CHRIS SCHOTT:

Chris Schott at JP Morgan. So, one question we’ve been getting about the deal all day is just the depth of the expense cuts here. So, we’ve had some time with Bausch. The results seem to be very solid so far. In similar deals in the past, you’ve had tremendous results.

PG.134

But when we think about Allergan, you know, you’ve got the R&D. It certainly seems like an opportunity. But on the SG&A side, how do you get comfortable that that balance of cutting too deep and really impairing the core growth of these very attractive end markets they’re in?

I think that’s one area that we’re just trying to get a lot more comfort with to just understand that, not that we’re going to have great results in the next year or two, but kind of looking down the road three or four years we don’t start suddenly seeing these businesses start to tail off just through lack of, you know, sales and marketing support, et cetera. So could you just elaborate a little bit more on that point because I think that’s what we’re finding is kind of a critical issue with investors today?

MALE VOICE:

Sure. So I think Bausch and Lomb has demonstrated in the short term, we took out a lot more cost than anyone thought was possible. They were owned by private equity, et cetera. Allergan’s not owned by private equity so let’s assume that their starting point actually may be a little fatter.

PG.135

I think the best way to get secure over time is to go back to some of our earliest acquisitions. I point to our first one which was Coria, where we got CeraVe and we got Atralin, and then shortly thereafter we got Acanya through Dow. If you look at those, and what we’ve been able to do with those products, which is, you know, CeraVe was $3 million and now it’s over $100 million.

And I think if you look back at our acquisitions, one of the things that Bill and his team have been able to do and talk about today is looking at our organic growth rate over time. And what he extracted was some of these patents cliffs that we got with the Biovail merger or when we bought things like Retin-A where we got great returns. And look at what the base business has been growing at.

PG.136

And I’d argue our growth rates are, you know, maybe slightly lower than Allergan’s with products that you’ve never heard of. So I think we’ll treat their products very well. If you look at what we’ve done with Medicis, we’ve done the opposite of what you thought in terms of aesthetics.

When we started, they had 96 people selling injectables. Now we have 200 people selling injectables. I think Howard went through a number of examples where we put more sales resources. We put more money against brands that deserve to grow. So when we went through and analyzed the cuts, these are not people touching the customers. These are people sitting in offices. And you know, we don’t need people sitting in offices. We need people out there with the customers.

PG.137

MALE VOICE:

Maybe we should take this question. “Do you plan to leave the existing bank loans in place post this transaction?”

MALE VOICE:

Yes. There’s no change of control, so we’ll issue new bank loans, most likely both here and in Europe. But we can leave the existing outstanding.

MALE VOICE:

And Allergan’s too?

MALE VOICE:

Well, Allergan’s debt can because there’s a little over two billion dollars which we can leave outstanding as well.

MALE VOICE:

A follow on, “Is there a most favored nations clause in the existing bank debt that will govern pricing on the new bank debt?”

PG.138

MALE VOICE:

There is a most favored nation clause in the existing bank debt, but I don’t think that anything’s going to be triggered in that regard.

MALE VOICE:

Question from the audience? David?

(OFF-MIC CONVERSATION)

DAVE REISINGER:

Thanks very much, Mike. Dave Reisinger from Morgan Stanley. I have two questions. First, with respect to R&D, obviously you don’t have set targets. But it does seem that, the company’s target is in kind of that two to three percent range of sales. Could you just talk about how investors should think about the long term R&D productivity?

PG.139

Because some of the pipeline products that are launching now from Bausch, for example, that are quite valuable, were developed internally when the company was spending a lot more than two to three percent of sales. So, if you could just talk from a longer term standpoint about your investment in R&D, and how you see it yielding new product flow, let’s call it, you know, four, five, six years down the line.

And then second, if you could talk about culture, because obviously you’re going through an aggressive acquisition strategy. And maybe you could just bring us behind the scenes and talk about the corporate culture that you’re creating. Obviously there’s a lot of disruption, which employees may not like over the short term, but if you could take us behind the curtain to help us understand how the employees at Valeant are thinking about, you know, their business and their future at Valeant?

PG.140

MALE VOICE:

All right, so in terms of R&D, it’s impossible to know four or five years from now, because our R&D spend actually has been increasing, it’s just the size of our company’s been increasing faster. And it’s unlikely we’re going to start programs that are five years away from from the market, so you can sort of cut those off. We’re not going to do those. And if we acquire companies and the product is five years away, we’re probably not going to do that spending.

What we will do is, when we buy companies, and they have late Phase III programs that maybe have a year to go, it probably makes sense to hold onto them, like the glaucoma product that Ari was talking about. And if they hit, it’s all upside.

What we will do is formulation work, line extension work. And for Botox, we’ll try to, you know, get as many indications as we possibly can. What you have seen is, on the device side, we were bringing out a filler of our own, SPAHL, this year. We’ll continue to work on device work.

PG.141

But in terms of pure prescription pharmaceuticals, we won’t be initiating the Phase IIs. Now in areas that we really know, like dermatology, where Tazorac, it’s just a new formulation of Aczone, we may do that, Lotemax, the next generation Lotemax.

But in terms of NCEs, you’re not going to see a lot of those. What it turns out to be as a percent of sales, I don’t know, we really don’t look at it that way, but if history is any predictor, you know, the two to four percent range is probably where it will end up. On the culture, Howard, you’re more recent, so what have you seen?

HOWARD:

You know, there’s certainly a self-selection process that goes on. We’re a different company than most of the pharmaceutical, maybe every pharmaceutical company out there. And our approach, our decentralized strategy is not going to be for everyone.

PG.142

And we see that. When we make acquisitions, you know, sometimes there’s a square peg in a round hole and we have to recognize that and we have to get the right person in the right job. But there’s plenty of examples around the world where people have come in from the outside. They’ve embraced the different culture.

And in fact, they thrive in this decentralized structure. When you look at almost every one of our business leaders outside the U.S. came from an acquisition. And a number of the people running businesses in the U.S. have come from acquisitions. And they love it. So, I don’t worry.

PG.143

While there’s a lot going on maybe with Mike and Ari and I, people are out there doing their day job and there isn’t as much disruption as you would think. I think we learned in the Bausch and Lomb transaction the real benefit of stability of the sales force.

And we saw the growth through the integration process. And I mentioned on one of the slides, maintaining the strong presence in the field while we’re making some of these changes is going to be critical. And we intend to do the same thing.

MALE VOICE:

I think our decentralized structure really helps us. It was interesting. This morning at 7:00, Howard and I got on a call with our operating committee, which is basically the people that run our businesses around the world. They didn’t know we were doing this deal, or making this announcement. We told them about it, and they said, “What can we do?” And we said, “Focus on your performance this year. And if it happens, then -they don’t feel they have to be in the know.

PG.144

We have a small corporate staff. They’re not worried because they know they’re decentralized. They’re not playing politics who gets what division. If we’re successful, Allergan’s business in Poland will be given to our Polish team and they’ll figure it out.

So in a way, people are just focused on what they’re going to get paid for, which is delivering this year’s results. And there’s, I think there’s a trust. There’s a trust we’re not going to do stupid things at corporate, and we trust that they’re going to run their business well. This looks like a good one for you, Bill.

BILL:

Yes. “What gives you confidence that Allergan management would at all be okay with cutting their R&D spend by 90%?” We don’t think that Allergan management would be at all okay with cutting their R&D spending (LAUGH) by 90%. That’s really the opportunity.

PG.145

You know, this is a merger transaction where there’s going to be a combination of the two companies and the operating philosophy and R&D strategy of Valeant will ultimately survive. Although, you know, one of the things I think is impressive about the company historically is it’s not just, you know, the history here is that Valeant picks the best team from the combination, the best athletes, the best salespeople, the best operators. And you know, I think there have got to be a lot of very talented people at Allergan, and I’m sure that there’s always a spot for good talent.

PG.146

MALE VOICE:

Let’s take one more question from the screen and then we’ll go to the audience. “Please comment on the level of overlap between Allergan and VRX holders. Is overlapping basis likely to understand the value creation garnered in similar equity deals?” So, Laurie was telling me I think last night, it’s about 56% at the last public filing in overlap between our shareholders and Allergan’s. And that doesn’t include the ten percent that’s sitting up here. So two thirds, so we think that’s a good fact.

QUESTION:

This is such a compelling-

MALE VOICE:

Hold on, we need you to get you a microphone.

(OFF-MIC CONVERSATION)

QUESTION:

If this is such a compelling story, why did you feel it necessary to team up with Bill, as charming as he is?

MALE VOICE:

He’s charming? (LAUGHTER)

MALE VOICE:

His name is Bill.

PG.147

MALE VOICE:

Yes, we like Bill, he was willing to invest four billion dollars in us (LAUGHTER) or in this transaction. I also think that he has real credibility in terms of being a smart investor. And what we needed was someone that could come in.

There’s a lot of people that, there’s been a lot of shorts out there over my six years here for lots of different reasons. And to have a completely, you know, independent, not subjective, because he was deciding whether he was going to make this investment, because part of this deal is he’s committed to being a long-term shareholder. So he’s not betting on the short term sort of value creation that often deals have.

PG.148

But, you know, a year after close, he’s going to be a significant shareholder. So I wanted someone that would really really take a hard look from the inside of us in terms of are we a good business or not. And if he determined we weren’t, he would have probably told us what we had to do and that would be helpful, too. We’re always open to new ideas. So I think that’s, in addition to his ten percent stake, having his perspective on what’s really happening at Valeant I think is helpful to us.

QUESTION:

If Allergan does not want to negotiate with you, what are the next steps? Can you share any thoughts?

MALE VOICE:

Well, maybe we should ask the ten percent owner of Allergan?

MALE VOICE:

So what we do for a living is we buy stakes in companies and we work with them to help them do the right thing for shareholders, and that’s what we’re going to do here. We have all kinds of ways of making that happen. (LAUGH) But, you know, I think at the end of the day, this transaction will be driven by the owners of Allergan.

PG.149

If the shareholders of Allergan like this transaction, and they understand the value creation opportunity, I think they’re going to wholeheartedly elect this deal. I think the company will, you know, any fiduciary on a board of directors would say we have to look at what other alternatives that we have to this transaction.

And I’m sure they’ll look at other alternatives. But we believe there is no other alternative that offers as much long-term value as this one. I mean, could some big pharma company massively overpay for Allergan? You know, that kind of stuff has happened in the past. I don’t think that’s going to create a lot of value.

PG.150

You know, it will create short term value for arbs. But I think the big opportunity here, and what we see is not, we’re looking beyond this transaction. We are excited to you know, we’re creating an interest, we think Valeant stock is cheap, you know, now, right.

Now, we’ve become a shareholder of Valeant only in the circumstance in which this deal happens, which makes the company that much more valuable. And then we have the platform of the business becomes more effective and we think we can be helpful to the company long term, and there’s plenty of stuff to do.

So we think this is, I mean, I said it in my quote, I meant it. You know, this is the most synergistic combination of any kind I’ve seen as an investor in, you know, 20 some years in the business. And I want to be a part of it. Do I regret I didn’t buy stock at, you know, one dollar, or whatever it was when, you know, when Mike became CEO of the company?

PG.151

Actually, what I’m happy about is we’re going to participate from here, and we think there is an enormous opportunity. I mean, a lot of the stuff that creates the platform value is stuff that you have to prove over time. We’ve had six years of proof. So I think the market will start to assign a, frankly, won’t under value.

I mean, I think a lot of the complexity here has scared some people away. One of the things we’ve tried to do today is let people understand the story a bit better. And I think that will help the company in terms of its ability to do even bigger deals in the future, not that big deals are entirely the focus. These guys do lots of little million dollar licensing transactions that are often 200% IRRs, and we love those deals, too.

PG.152

MALE VOICE:

But I think I just want to comment. We spend most of our time running the business. Yes, we do deals, yes, we make acquisitions, but the big focus of Howard, mine, Ari’s and all the way down, is because the key to success is, you know, continuing to demonstrate strong organic growth, in terms of the assets that we do get.

We never want to get to the place where it’s just acquisition after, you know, it may appear that way from the outside, but David, to your point, what really goes on at Valeant most of the time is spent really focusing on driving the business. And that’s if you actually came and watched what we did every day, that’s what we do.

PG.153

MALE VOICE:

Actually, I just thought of something to add to an answer I gave before. It was a question, actually, and good question, from someone who said, “Do you expect that management of Allergan will agree to have the R&D budget cut by 90%?” You know, I’m a big believer that human behavior is driven by incentives.

You know, if you look at the incentive compensation for senior management of Valeant, they’re focused on generating, you know, very high returns to shareholders over long periods of time, and they end up being stuck with the stock. If you read the Allergan proxy statement, this is the first time I’ve ever seen this in any public company, part of senior management’s compensation is based on how much money they spend on R&D. Not how much the return on the R&D spend is, but actually the absolute dollars spent on R&D. So that when you look at that chart of R&D going straight up, the more they spend, the more they make, which is a very unusual compensation arrangement, but the incentives are working properly.

PG.154

QUESTION:

Let’s go back there.

DAVE HENDRICKSON:

Thanks for taking my question. Dave Hendrickson from Incline Global. A question for you, Mike: Bill showed a slide that had a, you know, $3.2 billion, trillion dollar, excuse me market cap for publically traded companies, and likely double that value when you include private. If you reduce that to just durable products, cash pay, that are growing quickly, how much do you cut off of that six billion? BILL: One thing to add, that was for the public companies, it was ten billion and up, market cap was 3.2 trillion.

MIKE:

I don’t know the precise number. It’s a very good question. But I don’t, those were Bill’s slides, and it’s not the way I look at the world. I have a much longer list of public companies, because if you look at what we’re in, we’re in OTC’s. We’re into, you know, yes, we’re in prescription drugs, yes we’re into, but we’re into healthcare products. Healthcare products, so people that are going either on their own, or to a doctor for healthcare products.

PG.155

And, so I think that’s a much larger number of public companies. Then I think the private companies, that we gave Bill an estimate, so I have to take blame for that number, but it’s actually much larger. Howard and I were just in Asia. We were in Vietnam, we were in Japan, we were-

HOWARD:

Shanghai.

MIKE:

Shanghai. And then, we were meeting with people from Indonesia. And those markets are like 99% private companies. And so, that number is way understated in terms of the number of private companies out there, because most of these countries don’t even have stock exchanges.

PG.156

So I do not think, what I’ve said from day one, and I firmly, if we fail, it won’t because there’s not enough opportunity from an acquisition standpoint. We’ll fail because we’ll start overpaying, or we’ll fail because we’ll stop executing after we buy the acquisition, in terms of either the cost cutting, achieving the synergies, or driving the organic growth. That’s why we’ll fail. We’re not going to fail because we’re running out of opportunities.

SAM GOODYEAR:

Sam Goodyear, Ocean Credit Partners. You’ve targeted a three times leveraged target, and you’ve talked about your ambitions to be investment grade. Just following on this conversation about acquisitions, how do you think about the strategic priority of being investment grade and whether that’s just a benefit of lowering your cost of capital and how you’re setting your leverage target?

PG.157

MALE VOICE:

Well, I don’t think we said that three times was a target as a result of this transaction. We’re going to be around three times. We’re going to have around six plus billion dollars of free cash flow and growing. And we’re going to have to allocate between these accretive acquisitions that we see and reducing leverage and opportunistic share buybacks.

I think it’s inevitable that over time, given our size, that we’re going to be investment grade. So I don’t think, I think we have plenty of access to capital at reasonable rates. Sure, rates can go up some, but I think it’s just, it’s inevitable.

We haven’t set a time goal of being there, you know, next quarter or next year. It’s going to happen. I think once this deal gets done we’ll spend time with the rating agencies, get them comfortable with where we’re at, and ultimately they’ll decide. But I’m pretty confident that sooner rather than later, that that’s where we’re going to be.

PG.158

MALE VOICE:

Actually, a point I would make about the credit metrics of the company, people tend to look at pharmaceutical companies all the same way. They look at a multiple of EBITDA or whatever. Because of some of the unique characteristics of the business, among them, you know, a very low tax rate, we’re focused more on free cash flow metrics in terms of, you know, so I think the debt of the company is actually one of the great bargains.

Because investors, you know, are a bit perplexed probably by the reported GAAP numbers. You know, all the acquisition transactions, so again, I’m not a credit investor, per se, but I do think the credit is a very interesting, misunderstood investment.

PG.159

We have made a lot of money over time betting against the rating agencies’ assessment of credits. It’s usually slightly different from this. We’re betting against a deterioration as opposed to an improvement. But I do think, you know, I’m very comfortable having, you know, we’ll end up with four or five billion dollars of equity in the company. I’m junior to all that debt. Trust me, we’re going to pay it off.

MIKE:

We got a question out there? Great. Then we’ll take one of four from Brian.

UMER RAFFAT:

Thanks for taking my question. Umer Raffat from ISI Group. What is the implied valuation assumed for Allergan’s pipeline?

MIKE:

Zero.

PG.160

UMER RAFFAT:

For all assets including line extensions?

MIKE:

Yes. When we do, when we run our calculations, just like we do with Baush & Lomb, it’s not that we expect it to zero. We just, we are, we expect actually, there’s some pretty interesting late stage products that might get approved. We’re hopeful that we continue the work on and, you know, certainly all the line extensions and reformulations. But in terms of valuing this, we assign zero just like we do with all our acquisitions.

BILL:

Why don’t we do this one? “What is your assumption regarding FDA approval, timing for Levadex? Do you think there’s upside from your $200-$250 million peak sale projection?”

PG.161

MIKE:

You know, I don’t know in terms of is there upside to the peak sales. We just took analysts’ consensus, so maybe we’ll ask some analysts if there’s upside. And the reason we didn’t spend a lot of time on it? That one, we’re hopeful that it would get approved.

We did spend some time doing that, but the reason we don’t spend a lot of time, whether there’s upside or downside to a pipeline analyst forecast, which I’m sure is actually a pretty good forecast, they usually are, is in terms of our valuation, we’re assuming zero.

So we, you know, why waste a lot of time trying to fine tune whether it’s 300 or 350 if we’re going to assign zero to - now, if we own the asset, if we close on this deal, we’ll be very, very interested in what we can do with it. But but in terms of how we analyze it, we don’t spend time on things that aren’t going to affect our valuations.

PG.162

BILL:

“What is your expectation on patent length exclusivity for Restasis?”

MIKE:

So, we ran that a number of ways. One, we assumed it went all the way up to 2024. But then, what we did is said, “Okay, let’s come up with a bunch of different scenarios.” What’s the earliest we think, you know, now we hope, they just issued a new patent.

We hope for their sake that it lasts all the way to 2024, if we end up merging for our sake, our collective sakes, 2024. But we put in different assumptions and ran different scenarios. What happens if it lasts three years, when we try to say this is not going to be like a small molecule event, where tons of generics come in.

PG.163

It’s probably going to be more like a biologic. And one’ll come in, and two’ll go in, they’ll have to market the product, the discounts won’t be as high. So we ran all these different scenarios, and then at the end of the day, stacked that up versus the value created in the deal, and it quite frankly wasn’t material. If we would hope it would last, you know, all the way through 2024. But that’s, the big valuation driver is Botox, and you guys probably know better than I do, that if something really bad happened to Botox, this would be a bad deal.

But we don’t think anything, you know, that’s the biggest risk. Now we also did, there’s about ten neurotoxins being developed. There’s just what’s on the market, there’s a lot of neurotoxins, and there’s probably more than ten, but there’s ten that we were able to find. So at some point, you know, these neurotoxins will come to market and Allergan’s share will go down.

PG.164

And we model different, you know, no one’s going to keep the share that they have. It’s impossible, you’ll have many more competitors. But again, they’re by indication. It’s really more than one product. There’s an aesthetic product, there’s a neuro product, but you have to have the indications to promote, so we ran lots of different scenarios there in terms of what market share. The nice thing is the underlying market growth is quite robust, so even if you lose some share you can keep growing it at a pretty robust growth rate.

BILL:

Why don’t I take this one. “Would you be willing to add a contingent value right to your offer?” So, I’m not the one making the offer, but I want to have a point of view on contingent value rights. Contingent value rights, for people who don’t know them, are instruments where investors in a transaction can get paid additional consideration if the stock price drops after their investment in the company.

PG.165

The problem with them is, they add leverage, in effect margin leverage, to an acquiring company’s balance sheet, and put them at risk to short term dislocations in the stock price, which in my opinion, materially impair the value of the currency they’re receiving. And the whole purpose of the transaction is to improve the quality of the currency. So as an Allergan shareholder, I wouldn’t want to take stock in a company that issued a CVR. So that’s how I think about it.

HOWARD:

Plus, they’re going to share in the upside, the 43% ownership, they already get share in the upside. I think if it were a cash deal, give some upside in some other way, it might make sense. But here, they get to keep it.

BILL:

Right.

PG.166

MIKE:

We’ll hit the final question, “Would we be correct in assuming you assume approximately 300 to 400 million in divestitures?” Yes.

BILL:

Revenue. Question from the audience, I think. Someone whoever has the microphone.

QUESTION:

My question is this is a unique process between the two of you. And so, what’s the commitment to the process of getting the hostile deal effective, both in terms of timeframe and your commitment to it. And then a follow up question.

BILL:

Me, I’ll take that.

MIKE:

It’s probably more a question to you. Are you committed?

QUESTION:

And, is there an exchange offer to be launched?

PG.167

BILL:

So, we’re committed. We’re contractually committed. Again, after we did our due diligence, decided we wanted this deal, we are contractually committed to take it unless and until there’s a superior offer that Valeant chooses not to respond to. So, as long as this deal happens, you know, we’re in. You know, the best evidence that we’re in is the scale of our commitment as a percentage of our capital, and the scale of our commitment on an absolute basis. In terms-

MIKE:

And the price of this event.

MALE VOICE:

Yes. (LAUGHTER) And my burrito. (LAUGHTER) You know, in terms of what we’ll do from here, I think that anyone in the room who talks to a good M&A attorney will understand, you’ll read the documents on the company, there are opportunities to call special meetings. There are opportunities for investors to launch various kinds of offers.

PG.168

You should assume that we’re familiar with all these various techniques. I think the first choice for everyone on the podium and for ultimately, I think, the Allergan shareholders and for Valeant shareholders is, this is an extremely attractive offer from the Allergan shareholders’ perspective.

Now, I’m sure the board will have some input, and some ideas, and some feedback, and I think the best thing that can happen here is for this management team to sit down with Allergan’s management team and board of directors, and work out a transaction that’s the best interests of everyone.

PG.169

You know, one of the things that, the reason why I have a day job is because very often, even very high quality companies do things that are not in their shareholders’ interests, or refuse to pursue things that are actually in their shareholders’ interests, and that causes stock prices to trade below what they’re worth, because not every management team is as shareholder oriented as this management team. And so, our role is to make sure that companies do the right thing for their shareholders. We will do that here. We are committed to doing that here, and we have an enormous economic and reputational incentive for for delivering.

QUESTION:

I had one follow up, you talked about the desire, typically, to use cash. One of the big issues here is that there can be a difference of opinion about what the fundamental value is. You mentioned the short case, et cetera on Valeant. Would you increase the cash consideration as a percent? Is that an option for you to resolve that question?

PG.170

MIKE:

Oh I think we’ve put a very compelling proposal on the table, and actually as Bill said earlier, the most attractive part of this is going to be the equity of the combined entity going forward. And we feel strongly about that, and Bill feels strongly about that. And we suspect that Allergan’s shareholders will feel strongly about it, as well.

MALE VOICE:

Right. The market’s assigning a lot more value to the stock part of the deal than they are to the cash part of the deal. And what, again, we’re thinking about becoming a shareholder and a combined enterprise. I want a combined enterprise that has a strong balance sheet, as opposed to a combined enterprise that’s over levered.

PG.171

And so I think, you know, again, in terms of my conflict of interest here, is I wanted more stock and less cash. And, you know, the discussion we had with management is they wanted more cash and less stock because they believe in the value of the company and they want to have less dilution for shareholders.

And I think where the board of Valeant ended up, and the transaction that we support is a deal that is a very good balance between not over levering the company. Actually it’s a deleveraging event for Valeant. You’re going to have a company with an enormous free cash flow and again, I think forget GAAP earnings.

From an economic point of view, this is an investment grade company as far as I’m concerned. And that’s a business I want to own stock in. And again, part of the value here, a huge part of the value of the company is not just again putting a PE multiple times this year’s earnings. It’s what the company can do next.

PG.172

And so having a company that’s in a strong financial position meaningfully increases the value long-term. So we’re in favor of the mix today. And by the way, if you want more cash, we’re opting for stock which create, you know there’s $15 billion of cash. You know, for our $4 billion, we’re opting for 100% stock which means there’s 16 and a half billion, or whatever the number is, of cash for people who want cash. So I hope you take it.

MIKE:

But again, we should practice what we preach, which is we’re happy to sit down and discuss, you know, with Allergan their senior team and their board and their CEO and try to get this deal done. So we’re not going to say no to anything, but we’re not going to turn this into an all cash deal, that’s for sure.

(OFF-MIC CONVERSATION)

PG.173

ROY FRIDAY:

Roy Friday, I’m with Ruane Cunniff and Goldfarb. This question’s actually for Bill and Pershing. Just in reading the filing last night, it looked like the structure you’d set up, PS1, most of the money that Pershing is putting up so far is either the options, I guess most of its options and then the forward.

And a lot of the news and I think you guys have said today that Pershing’s putting up four billion dollars . But based on our reading, it looks like you’ve only put up about $30 million, so far. So, at what point do you put up the four billion dollars?

PG.174

BILL:

So, we’ve put up something very close to four billion dollars because no option dealer over the counter will sell you an option struck at a one percent strike price with your putting up $30 million. The reason why this is structured this way is, so Valeant put up $75 million, $75.9 million which is the HSR threshold for how much stock you can own without getting the Federal Trade Commission’s approval for a transaction.

Everything else we’ve acquired, the FTC requires us, we’re not allowed to get beneficial ownership until we get approval from the FTC. Last night we made an HSR filing with the FTC. We believe we’ll get approved by the FTC, Pershing Square for our ability to acquire those shares.

The moment we get approval from the FTC we’re going to exercise those one percent strike options, and we’re going to acquire the underlying shares of stock which makes the shareholders just, well, of Allergan, makes the shareholders and hopefully eventually we’ll end up being a shareholder of Valeant. It’s not, we don’t get any leverage benefit from the options. There’s actually some transaction costs associated with it, but it’s a necessary evil, the way the rules work.

PG.175

(OFF-MIC CONVERSATION)

MITCH NORTON:

Yes, Mitch Norton, Schechter Capital. Bill, you tell a very compelling story for Valeant, investing in Valeant. I’m wondering why are you only committed to this investment if they’re successful in acquiring Allergan, given the target rich environment that you showed us on the slides, why not invest in Valeant regardless?

BILL:

Sure, well, first of all, we weren’t allowed to invest in Valeant, because Valeant was giving us inside information on Valeant, which meant we couldn’t buy stock in Valeant. And the company wasn’t interested in issuing equity to us.

So we hope to eventually become a shareholder of Valeant. If this transaction for some reason doesn’t happen and we are not restricted in terms of our ability to buy stock in Valeant, we’d be a likely buyer of stock in the company.

PG.176

MITCH NORTON:

Separate question, regarding the merger consideration that you’re proposing. Would you be willing to offer a collar around the stock consideration in the event that Allergan has a disagreement on valuation?

HOWARD:

I think as Mike said, we’re happy to sit down and talk to Allergan, but I personally am not big fan of them. And we’re both in the same industry, both growing enterprises, and I think that if I were an Allergan shareholder, I’d want to ride in that upside rather than be capped.

BILL:

And the other thing I would say is, I believe the best transactions structures are the simplest ones, ultimately. And I think the benefit of locking in an exchange ratio and a fixed amount of cash is that the Allergan shareholder knows what he or she is getting and they can become instantly the day that the merger contract is signed and before the proxy’s voting takes place.

PG.177

They become an economic beneficiary of the ultimate company. And they don’t need to wait for closure and worry about where the stock price is on one day, which would determine whether or not they owned which percentage of a business. So I do think there is a lot of benefit in simplicity.

MALE VOICE:

Rich Myers asks, “Will Allergan’s DARPin platform be pursued by the proposed new entity?” Again, in all fairness, we haven’t spent enough time looking at that platform because, again, we’re not saying that platform’s not good. It’s just we assigned a zero valuation to it. We’ll look at it, and we’ll have to decide whether it makes sense for us to keep doing it, whether it makes sense to partner it, whether it makes sense to sell it or whether it makes sense to stop it. So, can’t answer that question.

PG.178

(OFF-MIC CONVERSATION)

NEIL GUNTHER:

Hi, Neel Gupta from HBK Investments. Just two quick questions for you, Bill. One is, what are your plans for your Allergan stake if the deal doesn’t work out because you’re obviously committed to the pro forma company but you’ve chosen to express that bet through owning Allergan. And two, is if the deal does occur, how would you think about your ability to transact in Allergan, or excuse me, in Valeant given that you have that insider information. So when does that expire or how would you think about that going forward?

BILL:

So I think the answer is we’re going to work very hard to make this transaction happen. This is far and away our first choice. I guess there are a couple scenarios. One is that someone else comes along and pays a massive price, all cash or otherwise for Allergan, and Valeant’s not prepared to compete with that transaction.

PG.179

First of all, we have to assess whether that transaction is really better than this one. Because I’d be frankly very skeptical if it was another person offering currency to acquire this company that didn’t have the competitive advantages and synergies. I’m not sure I’d want that paper, right?

So the only transaction I think we could theoretically even look at other than Valeant would be an all cash offer at a very substantial premium. But again there, you’re getting a short term incremental premium, and you’re missing out on the opportunity of owning the company long term so we’d have to assess that.

PG.180

But ultimately, if the shareholders of Allergan decided that some other offer was superior, and Valeant chose not to participate, I guess we’d be cashed out in that deal, and then we could look at Valeant as an independent investment. If another transaction didn’t happen, and the board just sort of said, “just say no,” and the stock crashed back down, then we would have to do what we have to do, you know, where we’d be a stockholder of Allergan, with 9.7% of the company, and be really unhappy. (LAUGHTER) It’s just not where we want to be, and I think it’s not where they want to be.

So I think, look the market is telling you that the company’s going to sell itself based on where Allergan stock is trading, right? This is not a stock price of an independent company. And no board wants to preside over a “just say no” strategy that causes the stock price to go down $50 tomorrow, right? That’s you know, that’s lawsuits, it’s a disaster.

PG.181

So, I think where this ends up is, I would bet, if I were on the Allergan board, I would make sure I have a good advisor. I’d hire a good investment bank. I would look at, do a market check, to see what else is out there, and I’d also simultaneously sit down with Valeant and see if I can make the best possible deal for my shareholders, and I’d look at the range of alternatives, I would look at risk and reward.

I’d look at certainty. I’d look at long term value. And, I’d consider what my shareholders want, and then I’d make a decision and recommendation. And I think that process can happen very quickly. You know, the good news here is there aren’t very many buyers for Allergan that can pay or can compete with this transaction.

PG.182

Their people have the financial wherewithal. I’m not sure they have the strategic wherewithal or interest in doing it. But, there may be some. The company should look, talk to those parties. I’m sure those parties, if they’re interested, they’re already contacting Allergan, and they’ll be able to figure out very quickly whether there’s an alternative deal that makes sense.

And meanwhile, they should work on making the best possible deal with Valeant. You’ve got a management team that’s ready to sit down. I can tell you that having worked with these guys now for four months, they are extremely hands on, and they’re easy to deal with, and they keep their word.

You know, this relationship was built beginning with Bill, when I sat with him in Section H at Harvard Business School. I got to know Bill for two years, we were in the same class. And then, we’ve been friends over a very long period of time, and Bill vouched for Mike.

PG.183

And that, you know, being able to trust someone you’re going into business with, I mean, we bought a big stake in this company. We had no assurance that they would come and make an offer for the business. We thought it made tremendous strategic sense. Actually interestingly, the way this thing kind of came down, is initially they gave us a list of ten potential companies they might think about buying, and we came back and said, “Well you know, this is the most obvious one.” And, then we signed a confidentiality agreement, and said, “Okay, that’s the one we’re actually interested in buying.”

So we we believed in the synergies here. We believed in the transaction. And again, there was a lot of trust here, and there’s a very simple six page document, or whatever it is, between the two companies. But, we’ve been trusting each other over time, and I think that’s the most important thing any shareholder needs to think about, in who they want to do business with.

PG.184

I had the benefit of a 25 year relationship, in someone that knew Mike really well. And then I’ve gotten to know the team here over the last four months. It’s been a very positive experience. There’s a guy up there standing. Over here.

TIM CHENG:

Hi, Tim Cheng, CRT. Mike, would you consider keeping a portion of the Allergan sales force, assuming this deal happens?

MIKE:

Oh, absolutely. I think one thing we’ve learned over time, we learn a lot of things, every day we learn something. But the real magic to the Bausch and Lomb transaction, is assuring the sales force on day one that we’re not going to make any changes for the foreseeable future. You can never promise forever.

PG.185

Business changes and you don’t, but the sales force stayed focused on selling. And there are some overlaps in sales forces, but there’s also a lot of sales forces where there’s no overlap. And I’d, quite frankly, rather have too many sales reps out there. We really do believe in sales reps in order to create stability. And we’ll take that because we want to keep the products growing. So, I’m sure a fair amount of the Allergan sales force around the world would be part of the new company.

TIM CHENG:

Okay, and just one follow up on tax - Howard, maybe you could talk a little bit about what do you think a sustainable long term tax rate is for Valeant, as the company continues to get bigger?

PG.186

HOWARD:

Well I think it will change with our business mix. Our tax team tells us the hardest thing for them is when we buy a U.S. corporation. So, we tend to make, B and L and this transaction we’re making life hard on them. But with this business mix, a high single digit tax rate is where we should be.

Like I mentioned, there’s things that we’re looking at that we could possibly do to improve that and over time, if we bought assets outside the U.S., which given our footprint, we’re likely to do, that would create opportunities. So, like I said, given our current business mix, a high single digit is what the models tell us will be the result. And then, we can hopefully improve from there.

BILL:

Maybe do a couple ones on the screen. “Can you comment on any benefit from an investment grade credit rating?”

PG.187

HOWARD:

Well, I mean, clearly there’s a lower -

MIKE:

Let’s combine it with the second, “and any desire for an investment grade rating?”

MALE VOICE:

Well, I think we answered the second one, I think it’s just inevitable that we will. We’ll have a $28 billion debt complex and, you know, we’re going to continue to grow and given our size, it’s likely we’re going to be investment grade.

And the benefits are clearly lower cost to capital, and the markets are much deeper. Although, you know, a few years back no one would have thought a $20 billion debt complex for a double B company was possible, and those market marks continue to get deeper and deeper over time.

PG.188

But the depth of market, cost of capital and depending on what periods you look at, it could be, you know, north of 100 basis points. We’re not going to be a double A or a triple A company. So it could be significant. But really, depth of the market, I think, is a huge advantage.

BILL:

“Does a $28 billion expected net debt at closing include assumed cash generation in the interim period before the close or is it simply the expected gross debt at close, less the current combined cash balance?”

HOWARD:

You have to make an assumption about when we’re going to close. We could, in our assumption, we could sit down tomorrow. The contract’s not hard to negotiate, and we could get this transaction closed in the third quarter.

So if we close it in the third quarter, it’s more or less just a cash on the balance sheet that’s netted against the gross debt. We talked about there’s some divestitures that have to occur, which we’d expect to close by the time the transaction closes, which obviously reduces debt some more.

PG.189

(OFF-MIC CONVERSATION)

BILL:

“What did you learn from your previous two failed hostile attempts that gives you better”; advance the slide, please; “confidence in winning this takeover attempt, assuming you do have higher confidence?” Actually, I’ll make a point here which I think is interesting.

Those previous transactions were all cash transactions and the opportunity for shareholders was a finite opportunity, and that gave other people an opportunity to outbid. And Valeant’s very disciplined about the price they’re prepared to pay.

PG.190

What’s interesting here is, a meaningful part of the transaction consideration is in the form of stock. And so, as the market understands the benefits of the combination, the purchase price premium they’re offering goes up. And I think as a result of the structure of this transaction, as people get a better understanding of the Valeant story, I think that the premium gets higher and therefore it becomes much more difficult for shareholders to compete.

I think the only potential competitive transaction’s going to be an all cash transaction because of the nature of the buyers who can buy this business. And the board and the shareholders will have to look at let’s say it’s nominally a slightly higher price on an all cash basis versus the opportunity to participate in this combined company over a longer period of time. You know, I would take the long term alternative as an Allergan shareholder as opposed to being cashed out, you know, and the opportunity being taken away.

PG.191

MIKE:

We actually look at it a little bit differently in terms of the question, which is I don’t think we failed. Our job, Howard and mine and Ari’s job is to create value for our shareholders. And the Wall Street definition of success in a takeover is to gain the asset.

I don’t buy that. That’s not success. Success is creating value for our shareholders, and I think our shareholders appreciated our discipline, that we wouldn’t overpay for an asset. And we knew what we were willing to pay, and the fair value. And someone else decided that they would pay more. I’m not sure those were great decisions at that point. Everyone can make, they can make their own judgment.

PG.192

So, again, we don’t view this as we’re going to pay whatever it takes to get Allergan, because we won’t. I think we put out a very fair offer. It’s one that, I do agree with Bill that Allergan shareholders will benefit from this combination to a great degree in addition to having a cash component.

So the premium is dynamic, and hopefully they’re attracted to the long term combination. But we’re not going to just increase our price so that we can declare victory. That’s not the way we work, and if someone wants to come and pay some ridiculous cash price, you know, that’s their choice and we’ll just go back to doing what we’re doing and we’ll find the next one.

BILL:

Actually, another interesting dynamic here that I’m not sure that I’ve seen much of, is the reason, again, I don’t know where Valeant stock is trading now, but I think the reason why the stock is not where we think fair value is, which is a much higher price than the current stock price, particularly in light of this potential transaction, is the market puts a big discount on the company for whether the transaction is going to happen or not.

PG.193

You know, it has just been announced. Who knows what the board is going to do. What is the status? The more the market begins to believe that this is inevitable, the higher the stock price of Valeant will go, the higher the probability of the transaction happening. And there is this self-reinforcing kind of virtuous cycle. And so, as the stock price goes up, it actually becomes a better investment, which is usually the opposite. You know, usually the cheaper it is, the lower the stock price goes, the better the investment.

PG.194

Here, you’ve got this kind of positive sum game, where, as the stock price goes up, the premium is greater. It makes it more difficult for someone else to compete. It becomes more logical, more certain a transaction happens. And you know, one of the reasons why we decided to give this presentation, and yes, pay for the room is, we think that Valeant is probably the most misunderstood $40 billion market cap company in North America.

And, that the more transparency we can help the market understand about the business and about the benefits of the transaction the more people will like the deal. The more people that like the deal, the higher the stock price will go, the greater the premium, the higher the probability, and so on, and so forth.

I think it’s a good question, “How have you been able to cut so deeply in your previous acquisitions with only minor impacts on top line growth. That goes against industry dogma and perhaps it does have to do with the nature of the products, where mature products need less support, but newly launched ones would not fit with your business model.”

PG.195

MIKE:

No, it’s a great question. It’s a question we get asked by a lot of investors. I think something does have to do with the product mix. We don’t have as many launches. Most of our products are already established in the market. So, typical sort of A&P spend, heavy sampling, and that type of thing, we often don’t have to spend as much.

This year is a little bit more. We’re actually investing a little bit more, because we have a lot of large products. But I think the primary thesis, and Howard went through a number of slides that showed we’re equal to, if not more of our money is spent on sales reps. So we’re always competitive from a sales rep standpoint. We usually have more than everyone else.

PG.196

We just believe that this other part of A&P spend, which is advertising. Any pharmaceutical company in this industry, every brand, they have an advertising agency, and they spend time every quarter coming up with a new strategy for how they are going to sell the drugs.

So the drug might be a ten year old drug, and every quarter they get the sales force together in a meeting and talk about how we’re going to sell this drug for the next quarter, which makes no sense. They’d been selling it for ten quarters. So it’s just the way the industry, you don’t have to do that. You can have a conference call, or maybe you do it every two quarters.

PG.197

So our whole thesis is there is a lot of wasted money in sales and marketing that really has no impact on the growth of a product. And so we try to eliminate that, and what really makes a difference especially in ophthalmology, especially in aesthetics, especially in dermatology, especially in dental is relationships. We pick categories where the personal relationships between the reps and the doctors and their staff is what really drives. So we really believe in this specialty model where relationships still matter.

MALE VOICE:

I’d also add, we go through this process of zero base budgeting. We don’t just take last year’s spend and add to it. And it really forces you to ask yourself, do you need to spend this? And then, when I first came to Valeant, I realized very quickly one of Mike’s secrets is to ask the question why.

PG.198

And he constantly would ask the question why. Why do you need to do this and when people have to explain it and justify it, you often get to a different answer. And the worst answer at Valeant is, “Because everyone else does it.” That’s a bad meeting. And it’s just simple things. Are you going to get a return on that investment? If you owned that company, would you spend that money? And that’s the question that’s often asked, not what you spent last year, not what other people spend. And it makes a big difference culturally and in performance.

BILL:

I say it’s been about three hours. I haven’t had lunch or gone to the bathroom.

MALE VOICE:

Well, take one more question.

MALE VOICE:

One more? (LAUGHTER)

MALE VOICE:

And then -

MALE VOICE:

I’m more worried about you going to the bathroom than lunch. (LAUGHTER)

(OFF-MIC CONVERSATION)

PG.199

QUESTION:

Nehal Chopra Ratan Capital. Is Pershing Square contractually obligated to vote against any competing offer?

BILL:

I don’t remember the exact words in the document, but I think the way it works is absent a superior offer, we are contractually obligated to this transaction and we’re obligated to take stock in this transaction. If there is a competitive offer, it is deemed to be a superior offer and Valeant chooses not to compete with that offer, we are no longer obligated to vote in favor of this transaction.

So we are going to behave like a rational Allergan shareholder would behave. We believe right now this is the only offer on the table, but we think it’s a fantastic offer. And we want to be a long term shareholder of the combined company. If someone else comes along and makes an alternative offer, we’ll assess whether that’s superior or not.

PG.200

The market will assess whether it’s superior or not and Valeant will either decide to compete with it if it’s superior, or they’ll choose not to compete with it. If they don’t compete, we can take the other offer. But we’re going to behave economically rationally, as you know, in light of the scale of the position and as a shareholder of the company.

(INAUDIBLE QUESTION)

MALE VOICE:

Can you say louder. I’m sorry.

QUESTION:

To clarify, it would be deemed to be superior by Pershing Square, right? Not, independent directors of Allergan, or?

BILL:

You know, I don’t remember what we wrote in the original agreement. A copy of it is filed with our 13D. I just encourage you to check it. Thank you, really appreciate three hours of your time.

PG.201

MALE VOICE:

Likewise. (APPLAUSE)

MALE VOICE:

Thank you.

MALE VOICE:

Thank you. (MUSIC)

ANNOUNCER:

*   *   *END OF TRANSCRIPT*   *   *

PG.202

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Valeant Pharmaceuticals International, Inc. (“Valeant”) has made for a business combination transaction with Allergan, Inc. (“Allergan”). In furtherance of this proposal and subject to future developments, Pershing Square Capital Management, L.P. (“Pershing Square”) and Valeant (and, if a negotiated transaction is agreed, Allergan) may file one or more registration statements, proxy statements or other documents with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, registration statement, prospectus or other document Pershing Square, Valeant and/or Allergan may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF VALEANT AND ALLERGAN ARE URGED TO READ THE PROXY STATEMENT(S), REGISTRATION STATEMENT, PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Allergan and/or Valeant, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Pershing Square and/or Valeant through the web site maintained by the SEC at http://www.sec.gov.

Pershing Square, PS Management GP, LLC, PS Fund 1, LLC, William A. Ackman, William F. Doyle, Jordan H. Rubin, Ben Hakim and Roy. J. Katzovicz may be deemed “participants” under SEC rules in any solicitation of Allergan shareholders in respect of a Valeant proposal for a business combination with Allergan. Pershing Square, PS Management GP, LLC and William A. Ackman may be deemed to beneficially own the equity securities of Allergan described in Pershing Square’s statement on Schedule 13D initially filed with the SEC on April 21, 2014 (the “Schedule 13D”), as it may be amended from time to time. Except as described in the Schedule 13D, none of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in Allergan or Valeant or the matters to be acted upon, if any, in connection with a potential Valeant-Allergan business combination. Information regarding the names and interests in Allergan and Valeant of Valeant and persons related to Valeant who may be deemed participants in any solicitation of Allergan or Valeant shareholders in respect of a Valeant proposal for a business combination with Allergan is available in the additional definitive proxy soliciting material in respect of Allergan filed with the SEC by Valeant on April 21, 2014. The additional definitive proxy soliciting material referred to in this paragraph can be obtained free of charge from the sources indicated above.

Forward-looking Statements

This communication contains forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Valeant’s offer to acquire Allergan, Valeant’s financing of the proposed transaction, Valeant’s or Allergan’s expected future value and performance (including expected results of operations and financial guidance), and the combined company’s future financial condition, operation results, strategy and plans. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “ongoing,” “upside,” “increases” or “continue” and variations or similar expressions and include but are not limited to beliefs expressed regarding future performance. These statements are based upon the current expectations and beliefs of Pershing Square and Valeant and are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward-looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in

Valeant’s and/or Allergan’s most recent annual or quarterly reports filed with the SEC and the Canadian Securities Administrators (the “CSA”) and assumptions, risks and uncertainties relating to the proposed merger, as detailed from time to time in Valeant’s filings with the SEC and the CSA. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in other reports or documents that Valeant and/or Allergan file from time to time with the SEC, and include, but are not limited to:

•

the ultimate outcome of any possible transaction between Valeant and Allergan, including the possibilities that Valeant will not pursue a transaction with Allergan and that Allergan will reject a transaction with Valeant;

•

if a transaction between Valeant and Allergan were to occur, the ultimate outcome and results of integrating the operations of Valeant and Allergan, the ultimate outcome of Valeant’s pricing and operating strategy applied to Allergan and the ultimate ability to realize synergies;

•	the effects of the business combination of Valeant and Allergan, including the combined company’s future financial condition, operating results, strategy and plans;

•	the effects of governmental regulation on Valeant’s and Allergan’s business or potential business combination transaction;

•	ability to obtain regulatory approvals and meet other closing conditions to the transaction, including all necessary stockholder approvals, on a timely basis;

•

Valeant’s and Allergan’s ability to sustain and grow revenues and cash flow from operations in their respective markets and to maintain and grow their respective customer bases, the need for innovation and the related capital expenditures and the unpredictable economic conditions in the United States and other markets;

•	the impact of competition from other market participants;

•	the development and commercialization of new products;

•

the availability and access, in general, of funds to meet Valeant’s and Allergan’s debt obligations prior to or when they become due and to fund their operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;

•

Valeant’s and Allergan’s ability to comply with all covenants in their respective indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of their respective other obligations under cross-default provisions; and

•	the risks and uncertainties detailed by Valeant and Allergan with respect to their respective businesses as described in their respective reports and documents filed with the SEC.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. None of Pershing Square or any of its affiliates or associates, or any of their respective directors, officers, employees, agents, shareholders or advisors undertakes any obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect actual outcomes.